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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

International Game Technology
(Name of Registrant as Specified In Its Charter)

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     International Game Technology

January 24, 2014

Dear Fellow Stockholder,

I am pleased to invite you to our 2014 annual meeting of stockholders, which will be held on Monday, March 10, 2014, at 7:30 a.m. PDT in the Modernist Room at The St. Regis San Francisco in San Francisco, California.

At the meeting, we will be electing nine members of our Board of Directors. We will also be considering an advisory vote to approve executive compensation, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and one stockholder proposal.

You may vote your shares using the Internet or by telephone by following the instructions on page 2 of the proxy statement. Of course, you may also vote by returning a proxy card if you received printed copies of the proxy materials, or by submitting voting instructions to your broker.

Thank you very much for your continued interest in International Game Technology.

Sincerely,

Philip G. Satre
Chairman

     International Game Technology

Notice of 2014 Annual Meeting

6355 South Buffalo Drive
Las Vegas, Nevada 89113

January 24, 2014

The 2014 annual meeting of stockholders of International Game Technology will be held:

  Monday, March 10, 2014
  7:30 a.m. PDT
  The Modernist Room, The St. Regis San Francisco, 125 3rd Street, San Francisco, California

The items of business are:

1.
Electing the nine director nominees named in this proxy statement for the ensuing year.

2.
Approving, on an advisory basis, International Game Technology's executive compensation.

3.
Ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014.

4.
Acting on one stockholder proposal, if properly presented at the meeting.

5.
Transacting any other business that may properly come before the meeting.

Any action on the items described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting is properly adjourned or postponed.

Only stockholders of record as of the close of business on January 13, 2014 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. Stockholders present at the annual meeting or who have submitted a valid proxy over the Internet, by telephone or by mail will be deemed to be present in person to vote at the annual meeting.

Paul C. Gracey, Jr.
Secretary

 Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on March 10, 2014

Stockholders may view this proxy statement and our 2013 Annual Report to Stockholders over the Internet by accessing the "Investor Relations" page on our website at www.IGT.com/Investors. Information on our website, including information in other documents referred to in this proxy statement, does not constitute part of this proxy statement.

Your Vote is Important

Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card or voting instruction form. Voting via the Internet, by phone or by mailing a proxy card or voting instruction form will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options.

Voting Matters and Board Recommendations

Proposals to be Voted on

The following proposals will be voted on at the 2014 annual meeting of stockholders:

		For More Information	Board Recommendation
Proposal 1: Election of nine directors		Pages 8 to 23	✓ For Each Nominee
Paget L. Alves	Robert J. Miller
Eric F. Brown	Vincent L. Sadusky
Janice D. Chaffin	Philip G. Satre
Greg Creed	Tracey D. Weber
Patti S. Hart
Proposal 2: Advisory vote on executive compensation		Page 57	✓ For
Proposal 3: Ratification of appointment of independent registered public accounting firm		Pages 58 to 59	✓ For
Proposal 4: Stockholder proposal on proxy access		Pages 60 to 62	× Against

You may cast your vote in any of the following ways:

Internet	Phone	Mail	In Person
Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instructions to the address on your proxy card or voting instruction form.	Ballots will be provided to anyone who attends and wants to vote at the annual meeting.

Visit our annual meeting website:

• Review and download this proxy statement and our 2013 Annual Report • View an interactive version of our 2013 Annual Report and Year in Review	Visit 24/7 www.IGT.com/Investors

Questions and Answers

Q.    What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year instead of a full set of proxy materials?

  A:
  In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this proxy statement and IGT's 2013 Annual Report to Stockholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our stockholders. Based on this practice, most stockholders have already received a Notice of Internet Availability of Proxy Materials (the "Notice"), which provides instructions for accessing our proxy materials on a website referred to in the Notice or to request to receive printed copies of the proxy materials by mail or electronically by email.

    If you would like to receive a paper or email copy of our proxy materials for our 2014 annual meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice. Please note that if you previously requested or consented to delivery of our proxy materials by mail or electronically via email, you did not receive the separate Notice. Instead, we sent you a full set of our proxy materials, which includes instructions for voting. We believe the delivery options that we have chosen this year will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:    Why am I being provided with access to or receiving these proxy materials?

  A:
  These proxy materials are first being made available to our stockholders on or about January 24, 2014. You are being provided with access to or receiving these proxy materials because you owned shares of IGT common stock as of the close of business on January 13, 2014, the record date for our annual meeting. This proxy statement describes in detail and provides you with information on the proposals on which we would like you to vote.

Q:    What am I being asked to vote on?

  (1)
  The election of the nine director nominees named in this proxy statement to serve on our board of directors;

  (2)
  An advisory vote to approve IGT's executive compensation;

  (3)
  The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2014; and

  (4)
  One proposal submitted by a stockholder, if properly presented.

    For a stockholder proposal to be properly presented at the annual meeting, the stockholder that submitted the proposal (or a qualified representative of that stockholder) must appear at the annual meeting to present the proposal. Pursuant to our Amended and Restated Code of Bylaws ("Bylaws"), the chairperson of the annual meeting will determine whether the business proposed to be transacted by the stockholder has been properly brought before the annual meeting. If the chairperson of the annual meeting determines that the proposal has not been properly brought before the annual meeting, the business will not be transacted at the annual meeting.

Q:    How does the board recommend I vote on these proposals?

  A:
  Our board of directors recommends that you vote your shares:

  (1)
  FOR each of the nominees for director named in this proxy statement;

    (2)
    FOR the proposal to approve, on an advisory basis, IGT's executive compensation;

    (3)
    FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

    (4)
    AGAINST the stockholder proposal.

Q:    Who is entitled to vote at the annual meeting?

  A:
  The record date for the annual meeting is January 13, 2014. Stockholders of record as of the close of business on that date are entitled to vote at the annual meeting. Both "stockholders of record" and "street name holders" are entitled to vote or direct the voting of their IGT common stock. You are a "stockholder of record" if you hold IGT common stock that is registered in your name with our transfer agent, Wells Fargo Shareowner Services. You are a "street name holder" if you hold IGT common stock indirectly through a nominee, such as a broker, bank or similar organization. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:    If I am a "stockholder of record," how do I vote?

  A:
  You may vote via the Internet.    You can vote by proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card if you have received a printed set of the proxy materials.

    You may vote by telephone.    You can submit your vote by proxy over the telephone by following the instructions provided in the Notice or on the separate proxy card if you have received a printed set of the proxy materials.

    You may vote by mail.    If you received a printed set of the proxy materials, you can submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

    You may vote in person at the annual meeting.    All stockholders of record may vote in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote at the annual meeting.

Q:    If I am a "street name holder," how do I vote?

  A:
  If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee regarding how to vote. In addition, if you are a street name holder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee in order to do so.

Q:    How do I vote my shares held in IGT's 401(k) plan? What happens if I do not vote my 401(k) plan shares?

  A.
  If you are one of our employees who participates in the IGT Stock Fund under the IGT Profit Sharing Plan (i.e., our 401(k) plan), you will receive a request for voting instructions with respect to the shares allocated to your plan account. You are entitled to direct Fidelity Management Trust Company, the plan trustee, how to vote your plan shares. If Fidelity Management Trust Company does not receive voting instructions for shares in your plan account, the shares attributable to your account will not be voted.

Q.    What is the deadline for voting my shares if I do not attend the annual meeting?

  A.
  If you are a stockholder of record, your proxy must be received by Internet or telephone by 11:59 p.m. Eastern Time on the day before the annual meeting in order for your shares to be voted at the annual meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also

Questions and Answers

    have the option of completing and returning the proxy card enclosed with the proxy materials so that it is received by us before the annual meeting in order for your shares to be voted at the meeting.

    If you hold shares in IGT's 401(k) plan, to allow sufficient time for voting by the plan trustee, your voting instructions must be received by telephone or the Internet by 11:59 p.m. Eastern Time on March 5, 2014. If you hold your shares in street name through a broker, bank or other nominee, please comply with the deadlines included in the voting instructions provided by the broker, bank or other nominee that holds your shares.

Q:    Can I revoke or change my proxy later?

  A:
  Yes. You have the right to revoke or change your proxy at any time before the annual meeting. If you are a stockholder of record, you may do so by:

  (1)
  voting electronically via the Internet or by telephone on a subsequent date prior to 11:59 p.m. Eastern Time on the day before the annual meeting;

  (2)
  delivering a signed revocation or a subsequently dated, signed proxy card to the Secretary of IGT before the annual meeting; or

  (3)
  attending the annual meeting and voting in person (your mere presence at the annual meeting will not, by itself, revoke your proxy).

    For shares you hold in IGT's 401(k) plan, you may change your vote by submitting new voting instructions to the plan trustee on a subsequent date prior to 11:59 p.m. Eastern Time on March 5, 2014. For shares you otherwise hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting, by attending the annual meeting and voting in person.

Q:    How many shares can vote?

  A:
  As of the close of business on the record date of January 13, 2014, approximately 250,111,625 shares of common stock were issued and outstanding. We have no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote.

Q:    How is a quorum determined?

  A:
  Our Bylaws provide that a majority of the stockholders entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of the stockholders. Abstentions and broker non-votes (described below) will be counted as present for quorum purposes.

Q:    What is the required vote to approve each proposal?

  A:
  Election of Directors.    In March 2013, we adopted a majority voting standard for the election of directors. Under this voting standard, once a quorum has been established with respect to an election that is not contested, directors are elected by a majority of the votes cast. This means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Abstentions and broker non-votes are not counted as a vote cast either FOR or AGAINST a director nominee. In a contested election, where the number of nominees exceeds the number of directors to be elected as provided in our Bylaws, directors will be elected by a plurality of the votes cast. The election of directors at the annual meeting is uncontested and, therefore, the majority voting standard will apply.

    Under our Corporate Governance Guidelines, if a director standing for re-election is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to promptly consider the tendered resignation and make a recommendation to our board of directors on whether to accept or reject such resignation and whether any other actions should be taken. The board of directors is required to take action with respect to this recommendation within 90 days following certification of the stockholder vote and to promptly disclose its decision and decision-making process. Full details of the policy are set out in our Corporate Governance Guidelines, which are publicly available under the "Corporate Governance" link on the Investor Relations page of our website at www.IGT.com/Investors.

    Named Executive Officer Compensation.    The proposal regarding the advisory vote to approve IGT's executive compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding on the board of directors or the Company. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding IGT's executive compensation.

    Independent Registered Accounting Firm.    The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

    Non-Binding Stockholder Proposal.    The proposal submitted by a stockholder will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Your vote will not be binding on the board of directors or the Company. However, the board of directors will review the voting results and take them into consideration in determining whether any action should be taken in response to the proposal.

Q:    What happens if I abstain?

  A:
  We will count proxies marked ABSTAIN as shares present and entitled to vote for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, the shares represented by these proxies will not be treated as affirmative or opposing votes.

Q:    How will my shares be voted if I do not give specific voting instructions?

  A:
  If you are a stockholder of record and you submit your proxy on the Internet, by telephone or by mailing a proxy card and do not indicate how you want to vote on the proposals, then the proxyholders, Patti S. Hart and Paul C. Gracey, Jr., will vote your shares in the manner recommended by our board of directors as noted above.

    If you hold your shares in street name through a brokerage account and do not submit voting instructions to your broker, the organization that holds your shares may generally vote your shares in its discretion on proposals considered routine under the rules of the New York Stock Exchange ("NYSE"), but not on proposals considered non-routine under NYSE rules. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered routine and may be voted upon by your broker if you do not provide voting instructions to your broker. However, all of the other proposals at the annual meeting are considered non-routine and may not be voted upon by your broker if you do not provide voting instructions to your broker.

    If you do not submit voting instructions to your broker and your broker exercises discretion to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, your shares will be treated as "broker non-votes" on each of the other proposals at the annual meeting. Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be considered shares entitled to vote on the

Questions and Answers

    proposal and will not be treated as affirmative or opposing votes. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees, the proposal to approve, on an advisory basis, IGT's executive compensation or the stockholder proposal. We strongly encourage you to provide voting instructions to your broker so that your vote will be counted.

Q:    How will voting on any other business be conducted?

  A:
  Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business properly comes before the annual meeting, your proxy or voting instruction gives authority to the proxyholders, Patti S. Hart and Paul C. Gracey, Jr., to vote on those matters in their discretion.

Q:    How much stock do IGT's directors and executive officers own?

  A:
  As of January 13, 2014, our current directors and executive officers collectively beneficially owned 3,105,704 shares of our common stock, constituting approximately 1.2% of our outstanding shares. It is expected that these persons will vote the shares held by them in accordance with the recommendations of our board of directors as noted above.

Q:    Who will bear the costs of this solicitation?

  A:
  Our board of directors is soliciting your proxy for the 2014 annual meeting of stockholders and we will pay the cost of this solicitation of proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies. We have engaged the services of MacKenzie Partners, Inc. ("MacKenzie") to assist us in soliciting proxies in connection with our annual meeting. We have agreed to pay MacKenzie $15,000 for its services, and to reimburse it for all brokers' bills, reasonable expenses, costs and disbursements incurred in connection with the services provided.

* * * * *

Our fiscal year is reported on a 52/53-week period that ends on the Saturday nearest to September 30. For simplicity, this proxy statement presents all fiscal years using the calendar month end as outlined in the table below.

Fiscal Year	End		Weeks
	Actual	Presented as
2014	September 27, 2014	September 30, 2014	52
2013	September 28, 2013	September 30, 2013	52
2012	September 29, 2012	September 30, 2012	52
2011	October 1, 2011	September 30, 2011	52
2010	October 2, 2010	September 30, 2010	52
2009	October 3, 2009	September 30, 2009	53

Proposal 1 — Election of Directors

The current term of office of all of our directors expires at the 2014 annual meeting. The board of directors proposes election of the following nominees for a term of one year and until their successors are duly elected and qualified. Each of the director nominees is presently serving as a director and each of the nominees, other than Eric F. Brown and Tracey D. Weber who each joined the board in July 2013, was previously elected to the board of directors by our stockholders. Mr. Brown and Ms. Weber were initially recommended as potential nominees by a third-party search firm.

The persons named as proxyholders intend, if authorized, to vote the proxies FOR the election as directors of each of the nine nominees named below. If any nominee declines or is unable for good cause to serve as a director, which we do not anticipate, the proxyholders reserve full discretion to vote for any other person who may be nominated or for the balance of the nominees, leaving a vacancy, unless our board of directors chooses to reduce the number of directors serving on the board of directors. Each of the director nominees listed below has consented to be named in this proxy statement and to serve if elected.

Nominees for Election of Directors

The following table sets forth the name, age and position with the Company, and year appointed to the board, of the director nominees. Following the table are descriptions of the business experience of each nominee for at least the past five years.

Name	Age	Position with the Company	Director Since
Paget L. Alves	59	Director	2010
Eric F. Brown	48	Director	2013
Janice D. Chaffin	59	Director	2010
Greg Creed	56	Director	2010
Patti S. Hart	57	Director (Chief Executive Officer)	2006
Robert J. Miller	68	Director	2000
Vincent L. Sadusky	48	Director	2010
Philip G. Satre	64	Director (Chairman)	2009
Tracey D. Weber	46	Director	2013

Paget L. Alves has served on our board of directors since January 2010 and is the Chair of the Capital Deployment Committee and a member of the Compensation Committee and the Executive Committee. Mr. Alves served as Chief Sales Officer of Sprint Corporation, a wireless and wireline communications services provider ("Sprint"), from January 2012 to September 2013 after serving as President of the Business Markets Group since 2009. From 2003 to 2009, Mr. Alves held various positions at Sprint, including President, Sales and Distribution from 2008 to 2009; President, South Region, from 2006 to 2008; Senior Vice President, Enterprise Markets, from 2005 to 2006; and President, Strategic Markets from 2003 to 2005. Between 2000 and 2003, Mr. Alves served as President and Chief Executive Officer of PointOne Telecommunications Inc., and President and Chief Operating Officer of Centennial Communications. Mr. Alves previously served on the board of directors of GTECH Holdings Corporation, a gaming technology and services company (2005-2006), and Herman Miller, Inc. (2008-2010). Mr. Alves earned a Bachelor of Science degree in Industrial and Labor Relations and a Juris Doctor degree from Cornell University. Our board of directors believes that Mr. Alves' extensive management experience in technology companies and corporate governance experience through service on other boards, including the board of another gaming company, is very valuable to the board of directors.

Proposal 1 — Election of Directors

Eric F. Brown has served on our board of directors since July 2013 and is a member of the Audit Committee. Mr. Brown has served as Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Polycom Inc. since February 2012. Prior to this, Mr. Brown served as Chief Financial Officer and Executive Vice President of Electronic Arts Inc. from 2008 to 2012, Chief Operating Officer and Chief Financial Officer of McAfee, Inc. from 2005 to 2008, and President and Chief Financial Officer of MicroStrategy, Inc. from 2000 to 2004. Mr. Brown currently serves on the board of directors of Electronics for Imaging, Inc. Mr. Brown earned a Bachelor of Science degree in Chemistry from the Massachusetts Institute of Technology (MIT) and earned a Masters of Management Science degree from the MIT Sloan School of Management. Our board of directors believes that Mr. Brown's extensive finance expertise, including his experience as a chief financial officer of several public companies, along with his experience as an executive at technology companies (including a game developer), adds valuable finance and management experience to our board of directors.

Janice D. Chaffin has served on our board of directors since September 2010 and is a member of the Audit Committee. Ms. Chaffin served as Group President, Consumer Business Unit for Symantec Corporation, a provider of security, storage and systems management solutions ("Symantec"), from 2007 to 2013. Prior to that, she served as Symantec's Executive Vice President and Chief Marketing Officer from 2006 to 2007, and its Senior Vice President and Chief Marketing Officer from 2003 to 2006. Prior to that, Ms. Chaffin spent over twenty years at Hewlett-Packard Company, a global technology company, in significant management and marketing leadership positions. Ms. Chaffin currently serves on the board of directors of PTC Inc. and on the operating committee of Ancestry.com LLC. She also serves on the board of visitors at the UCLA Anderson School of Management, the board of trustees of the Montalvo Arts Center, and is a member of the advisory council of Illuminate Ventures. Ms. Chaffin previously served on the board of directors of Informatica Corporation (2001-2008), the duration of which she served on either the audit committee or the compensation committee. Ms. Chaffin graduated summa cum laude from the University of California, San Diego, where she earned a Bachelor of Arts degree in Political Science, and graduated as an Edward W. Carter Fellow from the University of California, Los Angeles, where she earned a Master of Business Administration degree. Our board of directors believes that Ms. Chaffin's experience as an accomplished business leader in the technology sector and her global experience will be valuable to the board of directors in assisting with strategy setting of the Company.

Greg Creed has served on our board of directors since September 2010 and is the Chair of the Compensation Committee and a member of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Creed has served as the Chief Executive Officer of Taco Bell Corporation ("Taco Bell"), a subsidiary of Yum! Brands, Inc., an operator of quick service restaurants, since February 2011, after serving as President and Chief Concept Officer from 2006 to 2011. Prior to that, he held various management positions within the organization, including Chief Operating Officer, Yum! Brands, Inc., Chief Marketing Officer, Taco Bell, and Chief Marketing Officer, YUM Restaurants International (formerly Tricon Global Restaurants, Inc.). Mr. Creed currently serves on the board of directors of Taco Bell Foundation and Fight 2 Win Foundation and on the board of visitors at UCLA Anderson School of Management. Mr. Creed earned a Bachelor of Business (Management) degree with an emphasis in Marketing from the Queensland University of Technology. Our board of directors believes that Mr. Creed's expertise in branding and marketing will be valuable to the board of directors as the Company moves to a market-led model.

Patti S. Hart has served as Chief Executive Officer of the Company since April 2009 and has served on the Company's board of directors since June 2006. She is currently a member of the Executive Committee. Ms. Hart also served as President of the Company from April 2009 until July 2011. Prior to joining the Company, Ms. Hart served as the Chairman and Chief Executive Officer of each of Pinnacle Systems Inc. from 2004 to 2005, Excite@Home Inc. from 2001 to 2002, and Telocity Inc. from 1999 to 2001. Ms. Hart also held various positions at Sprint Corporation, including President and Chief Operating Officer, Long Distance Division, where she gained extensive leadership and management experience. Ms. Hart also has valuable corporate governance experience having served on numerous public company boards, including Yahoo! Inc. (2010-2012), LIN TV Corp. (2006-2009), Spansion Inc. (2005-2008), and Korn/Ferry International Inc. (2000-2009). She currently serves on the board of the American Gaming Association which enables her to offer valuable insights into gaming industry trends and issues. Ms. Hart earned a Bachelor of Science degree in Business Administration with an emphasis in Marketing and Economics from Illinois State University. Our board of directors believes that Ms. Hart's significant experience as a chief executive officer at other technology companies, coupled with her global expertise from service on other public company boards, are invaluable to the board of directors in setting direction and strategy for the Company.

Proposal 1 — Election of Directors

Robert J. Miller has served on our board of directors since January 2000 and is the Chair of the Compliance Committee and a member of the Nominating and Corporate Governance Committee. Since June 2010, Mr. Miller has served as a principal of Robert J. Miller Consulting, a consulting firm that provides assistance in establishing relationships with and building partnerships between private and government entities on the local, state, national and international level. Mr. Miller has also served as a Senior Advisor of Dutko Grayling (formerly Dutko Worldwide), a multi-disciplinary government affairs and strategy management firm, since June 2010, and he was a principal from July 2005 to June 2010. Mr. Miller was a partner at the Jones Vargas law firm from 1999 to 2005. From January 1989 until January 1999, Mr. Miller served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller has served on the board of directors of Wynn Resorts, Limited, a developer, owner and operator of destination casino resorts, since 2002. In addition, Mr. Miller serves on the advisory board of the National Center for Missing and Exploited Children. Mr. Miller previously served on the board of directors of Newmont Mining Corporation (1999-2010) and Zenith National Insurance Corporation (1999-2010). Mr. Miller earned a Political Science degree from Santa Clara University and a Juris Doctor degree from Loyola Law School, Los Angeles. Our board of directors believes that Mr. Miller, who has significant experience in the gaming industry, including more than 10 years of service on the board of directors, and significant experience in governmental affairs, having served multiple terms as the Governor of Nevada, brings a unique and valuable perspective to the board of directors.

Vincent L. Sadusky has served on our board of directors since July 2010 and is the Chair of the Audit Committee and a member of the Capital Deployment Committee. Mr. Sadusky has served as President and Chief Executive Officer of LIN Media LLC, a local television and digital media company, since 2006 and was Chief Financial Officer from 2004 to 2006. Prior to joining LIN Media LLC, Mr. Sadusky held several management positions, including Chief Financial Officer and Treasurer, at Telemundo Communications, Inc. from 1994 to 2004, and from 1987 to 1994, he performed attestation and consulting services with Ernst & Young, LLP. Mr. Sadusky currently serves on the board of directors of LIN Media LLC, Hemisphere Media Group, Inc. and NBC Affiliates, to which he was elected Treasurer in 2012. Previously, Mr. Sadusky served on the Open Mobile Video Coalition, to which he served as President from 2011 until its integration into the National Association of Broadcasters in January 2013. Mr. Sadusky formerly served on the board of directors of JVB Financial Group, LLC (2001-2011) and Maximum Service Television, Inc. (2006-2011). Mr. Sadusky earned a Bachelor of Science degree in Accounting from Pennsylvania State University where he was a University Scholar and earned a Master of Business Administration degree from the New York Institute of Technology. Our board of directors believes that Mr. Sadusky brings significant knowledge and experience in the media industry to the board of directors and his tenure as a chief executive officer of a public company makes him a valuable advisor to the IGT management team.

Philip G. Satre has served on our board of directors since January 2009, and has served as independent Chairman since December 2009. Mr. Satre is the Chair of the Nominating and Corporate Governance Committee and the Executive Committee, and is a member of the Capital Deployment Committee and the Compliance Committee. Mr. Satre has been a private investor since 2005. Mr. Satre has extensive gaming industry experience having served on the board of directors of Harrah's Entertainment, Inc. (now Caesars Entertainment Corporation), a provider of branded casino entertainment ("Harrah's"), from 1988 to 2005 and as Chairman from 1997 to 2005. Between 1980 and 2002, Mr. Satre held various executive management positions at Harrah's, including Chief Executive Officer, President and Chief Executive Officer of Harrah's gaming division and Vice President, General Counsel and Secretary. Mr. Satre currently serves on the board of directors of Nordstrom, Inc., National Center for Responsible Gaming and National World War II Museum. Mr. Satre previously served on the board of directors of the Stanford University Board of Trustees (2005-2010), Rite Aid Corporation (2005-2011) and NV Energy, Inc. (2005-2013), where he served as Chairman from 2008 to 2013. Mr. Satre holds a Bachelor of Arts degree in Psychology from Stanford University and a Juris Doctor degree from the University of California at Davis. Our board of directors believes that Mr. Satre's experience as a business leader with significant experience in the gaming industry, including as Chairman and Chief Executive Officer at Harrah's Entertainment,  Inc., and his corporate governance expertise from service on other public company boards, make him uniquely qualified to serve as the independent Chairman of the board of directors.

Tracey D. Weber has been a member of our board of directors since July 2013 and is a member of the Compensation Committee. Ms. Weber has served as the Chief Operating Officer of Gilt since September 2013. Ms. Weber previously served as Managing Director, North America Internet and Mobile and Global Product at Citibank NA from 2010 to 2013. Prior to this, Ms. Weber served as Executive Vice President, Textbooks and Digital Education at Barnes & Noble, Inc. in 2010 and held several management positions at Travelocity.com from 2002 to 2010, including President, North America. Ms. Weber earned a Bachelor of Arts degree in Economics from Harvard University and a Master of Business Administration degree from the Wharton School of Business, University of Pennsylvania. Our board of directors believes that Ms. Weber's expertise and experience in mobile and digital media adds a valuable perspective to our board of directors as the Company pursues expanding opportunities in the gaming industry in mobile and interactive venues.

 Board of Directors and Committees of the Board

During our fiscal year ended September 30, 2013, our board of directors held 19 meetings and acted by unanimous written consent on one other occasion. Each director attended at least 75% of the meetings of the board of directors and of each committee on which he or she served as a member during the period in which he or she served. Our non-management directors met nine times during fiscal 2013. We encourage our directors to attend our annual meetings of stockholders. All of our then-current directors attended our 2013 Annual Meeting of Stockholders (the "2013 Meeting").

Our Corporate Governance Guidelines require that a majority of the board of directors consist of independent directors. For a director to be independent under the listing standards of the NYSE, the board of directors must affirmatively determine that the director has no material relationship with IGT (either directly or as a partner, stockholder or officer of an organization that has a relationship with IGT). Our board of directors has made an affirmative determination that the following members of the board, constituting a majority of our directors, meet the standards for "independence" set forth in our

Proposal 1 — Election of Directors

Corporate Governance Guidelines and applicable NYSE rules: Mr. Alves, Mr. Brown, Ms. Chaffin, Mr. Creed, Mr. Miller, Mr. Sadusky, Mr. Satre and Ms. Weber. Additionally, our board of directors determined that each of Mr. David E. Roberson, who was a member of our board of directors from December 2008 to March 2013, and Mr. Daniel B. Silvers, who was a member of our board of directors from March 2013 to November 2013, met the standards for "independence" set forth in our Corporate Governance Guidelines and applicable NYSE rules during the time in which he served on our board of directors.

In determining that the directors listed above are independent, our board of directors considered the relationships described below. The amount involved in each of these transactions did not exceed the greater of one percent of the recipient entity's gross revenues for fiscal year 2013, or $500,000.

•
During fiscal 2013, Mr. Alves was an executive officer of a services provider to IGT. IGT purchased less than $120,000 in services from this provider during fiscal 2013 in ordinary course commercial transactions. Mr. Alves was not involved in the establishment of, and received no special benefits from, these commercial transactions. After consideration of this matter, the board of directors affirmatively determined that this matter does not constitute a material relationship with IGT.

•
During a portion of fiscal 2013, Ms. Chaffin was an executive officer of a product and services provider to IGT. IGT purchased in excess of $120,000 in products and services from this provider during fiscal 2013 in ordinary course commercial transactions. Ms. Chaffin was not involved in the establishment of, and received no special benefits from, these commercial transactions. After consideration of this matter, the board of directors affirmatively determined that this matter does not constitute a material relationship with IGT.

•
During fiscal 2013, Mr. Miller was a board member of an IGT customer. The revenues to IGT from this customer comprised less than one percent of our fiscal 2013 gross revenues. Mr. Miller was not involved in the establishment of, and received no special benefits from, these commercial transactions. After consideration of this matter, the board of directors affirmatively determined that this matter does not constitute a material relationship with IGT.

•
During fiscal 2013, Mr. Satre was chairman of the board of a public utility. IGT purchased services from the utility during fiscal 2013 in ordinary course commercial transactions. During fiscal 2013, Mr. Satre was also a board member of a national charitable organization. IGT made payments in excess of $120,000 to this charitable organization during fiscal 2013, substantially all of which was committed to the charitable organization prior to Mr. Satre's appointment to our board of directors. Mr. Satre was not involved in the establishment of, and received no special benefits from, these transactions. After consideration of these matters, the board of directors affirmatively determined that these matters do not constitute a material relationship with IGT.

Our board of directors has five standing committees: the Audit Committee, the Capital Deployment Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. A copy of the current charter of the Audit, Capital Deployment, Compensation and Nominating and Corporate Governance Committees is available under the "Corporate Governance" link on the Investor Relations page of our website at www.IGT.com/Investors.

Audit Committee
Eric F. Brown Janice D. Chaffin Vincent L. Sadusky (Chair) Meetings held in 2013: 13	The Audit Committee assists our board of directors in overseeing the accounting and financial reporting processes of IGT and audits of our financial statements, including the integrity of our financial statements, compliance with legal and regulatory requirements, our independent registered public accountants' qualifications and independence and the performance of our internal audit function and independent registered public accountants. Our board of directors has determined that each of the committee members satisfies the applicable independence requirements of the SEC and NYSE and is "financially literate" under the listing standards of the NYSE. Our board of directors has determined that Mr. Brown and Mr. Sadusky each meet the definition of an audit committee financial expert, as defined in regulations adopted by the SEC. A copy of the report of the Audit Committee is contained in this proxy statement on page 58.

Capital Deployment Committee
Paget L. Alves (Chair) Vincent L. Sadusky Philip G. Satre Meetings held in 2013: 8	The Capital Deployment Committee assists our board of directors in evaluating IGT's deployment of capital, including with respect to (i) investments in research and development activities, (ii) capital expenditures, (iii) mergers, acquisitions, divestitures, joint ventures, and strategic investments, (iv) stockholder dividends and distributions, (v) share repurchases, and (vi) issuance and prepayment of debt, and makes recommendations to our board of directors regarding such matters. Our board of directors has determined that each of the committee members satisfies the applicable independence requirements set forth in the Charter of the Capital Deployment Committee.

Proposal 1 — Election of Directors

Compensation Committee
Paget L. Alves Greg Creed (Chair) Tracey D. Weber Meetings held in 2013: 7	The Compensation Committee is responsible for reviewing and approving goals and objectives relevant to the compensation of our Chief Executive Officer ("CEO"), evaluating the performance of the CEO and setting the CEO's compensation based on this evaluation. The Compensation Committee is also responsible for approving compensation levels for our other executive officers and senior management, and makes recommendations to our board of directors with respect to our non-CEO compensation, incentive compensation and equity-based plans. In making compensation decisions for executive officers other than the CEO, the Compensation Committee reviews the recommendations of our CEO. Our board of directors has determined that each of the committee members satisfies the applicable independence requirements of the NYSE.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee has delegated to the Stock Award Committee the authority to make equity award grants to certain employees in connection with their being newly hired or promoted by IGT or one of our subsidiaries, and the authority to accelerate the vesting of certain outstanding equity awards previously granted to certain employees solely in connection with severance arrangements. Ms. Hart is currently the sole member of the Stock Award Committee. The Stock Award Committee may not make any grants to executive officers or directors of IGT and may not accelerate the vesting of equity awards of executive officers or directors of IGT.

The Compensation Committee is also authorized, in its sole discretion, to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For fiscal 2013, the Compensation Committee retained the services of Frederic W. Cook & Co., Inc. ("FW Cook"). Additional information regarding the Compensation Committee's engagement of FW Cook is contained in this proxy statement on page 29.

Executive Committee
Paget L. Alves Greg Creed Patti S. Hart Philip G. Satre (Chair) Meetings held in 2013: 3	The Executive Committee has and may exercise all of the authority of the board of directors, when the board of directors is not in session, in the management of the Company to the fullest extent permitted by law. The Executive Committee meets on an ad hoc basis. The Executive Committee consists of the Chairman of the Board, the Chief Executive Officer (if the Chief Executive Officer is a director), and two independent directors.

Nominating and Corporate Governance Committee
Greg Creed Robert J. Miller Philip G. Satre (Chair) Meetings held in 2013: 11	The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our board of directors for nomination as directors, ensuring that our board of directors and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The Nominating and Corporate Governance Committee also reviews and makes recommendations to our board of directors regarding the compensation of members of our board of directors and board committees. Our board of directors has determined that each of the committee members satisfies the applicable "independence" requirements of the NYSE.

Developments Following Proxy Contest by Ader Group

In connection with a proxy contest by Ader Long/Short Fund LP, an affiliate of Ader Investment Management LP, pertaining to the election of directors at our 2013 Meeting (the "Proxy Contest"), Daniel B. Silvers was elected to our board of directors by our stockholders. Following his election, our board of directors appointed Mr. Silvers to serve as a member of the Capital Deployment Committee.

On June 27, 2013, we entered into a settlement agreement (the "Settlement Agreement") with Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Mr. Silvers and the other persons named therein (collectively, the "Ader Group") to settle the Proxy Contest. Pursuant to the Settlement Agreement, the Ader Group agreed to observe certain standstill provisions for four years and the Ader Group and IGT agreed to a mutual release of claims in connection with, related to or resulting from the Proxy Contest. In addition, we reimbursed the Ader Group $2.5 million for its documented out-of-pocket costs, fees and expenses incurred in connection with the Proxy Contest. Mr. Silvers was President of Ader Investment Management LP and Ader Investment Management LLC. We believe that the settlement was in the best interests of IGT and our stockholders.

In November 2013, Ader Investment Management LLC combined with Cumberland Associates LLC to form Owl Springs Management LLC. In accordance with the "change in status" policy adopted in fiscal 2011 and included in our Corporate Governance Guidelines, which requires any director who "experiences a change in his or her principal occupation or business association" to submit his or her resignation to the Nominating and Corporate Governance Committee, Mr. Silvers offered to resign as a member of our board of directors. Under the policy, when a director tenders his or her resignation, the Nominating and Corporate Governance Committee reviews the tendered resignation and makes a recommendation to our board of directors regarding whether to accept or reject a resignation. Our Corporate Governance Guidelines provides that the Nominating and Corporate Governance Committee consider all factors it deems relevant in determining whether or not to recommend that our board of directors accept or reject a tendered resignation, including, but not limited to, (a) the stated details of the change in status, (b) any alternatives for curing the change in status, (c) the tenure and qualifications of the director, (d) the director's past and expected future contributions to IGT, (e) the criteria for membership on our board of directors, (f) our Corporate Governance Guidelines, (g) regulatory requirements, and (h) the best interests of IGT and our stockholders. Upon receiving a recommendation from the Nominating and Corporate Governance Committee, our board of directors then makes a determination as to whether to accept or reject a tendered resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee and any other factors it deems relevant. Following the process outlined in our Corporate Governance Guidelines, our board of directors accepted Mr. Silvers' resignation effective November 14, 2013.

Proposal 1 — Election of Directors

 Corporate Governance Matters

Leadership Structure, Lead Independent Director, and Role in Risk Oversight

In accordance with our Bylaws, our board of directors elects our Chairman and our CEO. These positions may be held by the same person or may be held by different people. Our Corporate Governance Guidelines provide that if the Chairman of the Board is not an independent director, the non-management directors shall select one of the independent, non-management directors as the Lead Independent Director. The Lead Independent Director shall be responsible for coordinating the activities of the other non-management directors and shall have such other responsibilities as are specified by the board of directors or the non-management directors from time to time. If the Chairman is an independent director, the responsibilities of the Lead Independent Director will be assumed by the Chairman.

Historically, the position of Chairman was held by either our then-serving Chief Executive Officer or a former Chief Executive Officer. However, since December 2009, the roles have been separated and an independent member of our board has served as Chairman. Mr. Satre was appointed as Chairman of the Board in December 2009, an office he continues to hold.

Our board of directors believes its current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of our board of directors. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while enabling the Chairman to facilitate our board of directors' independent oversight of management, promote communication between management and our board of directors, and support our board of directors' consideration of key governance matters. The board of directors believes that its programs for overseeing risk, as described under "— Risk Oversight" below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure.

Risk Oversight

The board of directors' involvement in risk oversight involves the Audit Committee, the Compliance

Committee and the full board of directors. The Audit Committee is responsible for legal and financial risk oversight and the Compliance Committee, currently comprised of two board members together with two IGT executives, has primary responsibility for oversight of regulatory compliance risk. The Audit Committee and the Compliance Committee meet regularly with various personnel handling day-to-day compliance activities, including personnel from our internal audit, legal and regulatory compliance departments. The Compliance Committee reviews significant regulatory compliance risk areas and the steps management has taken to monitor, control and report such compliance risk exposures. The Compliance Committee meets on a regular basis and reports directly to the board of directors on its findings. The Audit Committee receives materials on enterprise risk management on a quarterly basis. These materials include identification of top enterprise risks for the Company, the alignment of management's accountability and reporting for these risks, and mapping of board of directors' and Audit Committee's oversight responsibilities for key risks. In addition, the Audit Committee and the full board of directors periodically receive materials to address the identification and status of major risks to the Company. The Audit Committee discusses significant risk areas and the actions management has taken to monitor, control, and report such exposures. The Audit Committee also reviews with the Company's general counsel any legal matters that may have a material impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies. At each quarterly meeting of the full board of directors, the Chair of the Audit Committee reports on the activities of the Audit Committee, including risks identified and risk oversight.

Risk Considerations in Our Compensation Program

Our management conducted a review of the Company's material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee, with the assistance of an independent compensation consultant, concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nomination and Selection Process

Stockholders wishing to nominate persons for membership on our board of directors must follow the procedures set forth in Section 3.2 of our Bylaws that are described below in this proxy statement under the heading "Stockholder Proposals for the 2015 Annual Meeting — Proposals to be Addressed at Meeting." The Nominating and Corporate Governance Committee will also consider a stockholder recommendation for a candidate for membership on our board of directors. Notice of stockholder recommendations for director to be considered by the Nominating and Corporate Governance Committee must be delivered not less than 120 days prior to any meeting at which directors are to be elected, such as our annual meeting of stockholders. Recommendations must include the full name of the proposed candidate, a brief description of the proposed candidate's business experience for at least the previous five years, and a representation that the recommending stockholder is a beneficial or record owner of IGT common stock. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. Recommendations should be delivered to the Nominating and Corporate Governance Committee at the following address:

International Game Technology
c/o Secretary
6355 South Buffalo Drive
Las Vegas, Nevada 89113

The Nominating and Corporate Governance Committee does not have a specific set of minimum criteria for membership on the board of directors. However, in considering possible candidates for election as a director, including candidates recommended by our stockholders, the Nominating and Corporate Governance Committee is guided by the principles that each director should:

•
be an individual of high character and integrity;

•
be accomplished in his or her respective field, with superior credentials and recognition;

•
have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•
have sufficient time available to devote to the affairs of IGT;
•
represent the long term interests of our stockholders as a whole; and

•
be selected such that the board of directors represents a diversity of background and experience.

The Nominating and Corporate Governance Committee does not have a specific diversity policy. However, as stated in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is guided by the principle that each director should be selected such that the board of directors represents a diversity of background and experience. Qualified candidates for membership on the board of directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a person has been recommended by stockholders), as well as the overall composition of the board of directors, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders.

Recent Bylaw Amendment

In November 2013, our board of directors amended our Bylaws to require that a proposed director nominee deliver, among other things, a signed representation and agreement that, subject to certain stated exceptions, such proposed director nominee has not received any compensation, reimbursement or indemnification from any person or entity other than us. Following adoption of this amendment, we received feedback from stockholders expressing concern that the bylaw provision could promote the entrenchment of our board of directors. It was not the intention of our board of directors in adopting the bylaw amendment to impede the ability of stockholders to nominate director candidates to our board of directors. Our board of directors adopted this amendment as a means to ensure that each member of our board of directors represents, and that his or her interests are aligned with, the interests of all of our stockholders. The amendment was also intended to ensure that sitting directors receive compensation only from us, and not from any special interests, and that they are focused on enhancing stockholder value over the long-term instead of focusing on short-term gains. Notwithstanding these views, in recognition of the concerns raised by stockholders, our board of directors approved a

Proposal 1 — Election of Directors

further amendment of our Bylaws on January 13, 2014 to repeal this provision from our Bylaws.

Communications with Directors

Stockholders and other interested parties can contact our board or any of our directors by writing to them at the same address provided above for delivery of director nominations. Such communications can, if desired, be addressed to the independent Chairman of the board of directors in his capacity as the presiding director of executive sessions of the non-management directors (as discussed below), or to the non-management directors as a group. Employees and others who wish to contact the board of directors or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so by using this address, or may call IGT's Integrity Action Line. Employees and agents may call the Integrity Action Line anonymously. All calls to the Integrity Action Line are confidential.

Engagement with Stockholders

During fiscal 2013, our management team, including our Chief Financial Officer and Vice President of Investor Relations and Treasury, met with several of our largest institutional stockholders to solicit feedback regarding, among other things, our corporate governance policies and practices. Our board of directors and Nominating and Corporate Governance Committee value input from our stockholders and take it into consideration when evaluating our overall corporate governance practices. For example, in fiscal 2013 we appointed Mr. Brown and Ms. Weber to our board of directors based on, among other things, stockholder feedback to add board members with finance and mobile/digital media experience. In response to stockholder feedback, our board of directors also acted to repeal the bylaw amendment described above. Overall, our stockholders have demonstrated support for our corporate governance policies and are pleased with the progress we have made in this area over the last few years.

Codes of Conduct, Ethics and Corporate Governance Guidelines

We have adopted the International Game Technology Code of Ethics for Principal Executive Officer and Senior Financial Officers ("finance code of ethics"), a code of ethics that applies to our Principal Executive Officer, Principal Financial Officer, Principal

Accounting Officer or Corporate Controller or any persons performing similar functions; the International Game Technology Code of Conduct (the "code of conduct"), which applies to all of our employees and our agents, our officers and our directors; and the International Game Technology Conflict of Interest Guidelines ("the director code"), which applies to all of our directors. The finance code of ethics, the code of conduct and the director code are publicly available under the "Corporate Governance" link on the Investor Relations page of our website at www.IGT.com/Investors. If we make any substantive amendment to the finance code of ethics, the code of conduct or the director code, or grant any waiver, including any implicit waiver, from a provision of these codes to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Corporate Controller, executive officers or directors, we intend to publicly disclose such amendment or waiver in accordance with and if required by applicable law, including by posting such amendment or waiver on our website at the address above or by filing a Current Report on Form 8-K.

In addition, we have adopted the International Game Technology Corporate Governance Guidelines, which cover such matters as size and independence of our board of directors, board committees and management succession planning. The Corporate Governance Guidelines are publicly available under the "Corporate Governance" link on the Investor Relations page of our website at www.IGT.com/Investors. Under the Corporate Governance Guidelines, our non-management directors meet without management in regular executive sessions at each quarterly meeting of our board of directors. Executive sessions of our non-management directors are chaired by Mr. Satre.

Board of Directors Stock Ownership Guidelines

We have stock ownership guidelines that apply to all members of our board of directors who are not also our employees (referred to herein as "Non-Employee Directors"). The purpose of the guidelines is to further align the interests of the Non-Employee Directors with the interests of our stockholders. Under the guidelines, a Non-Employee Director should acquire and maintain, as long as he or she remains on the board of directors following the applicable time set forth below, shares of IGT common stock with a fair market value equal to at least five times the base annual retainer amount then in effect for a Non-Employee Director. For purposes of these guidelines, shares beneficially owned by a Non-Employee Director will be taken into account, including shares owned by the director outright, shares held in trust for the benefit of the director or his or her family members, and vested restricted stock units the payment of which has been deferred. A Non-Employee Director is expected to satisfy these guidelines by the later of (i) four years after the date he or she first becomes a board member, or (ii) October 2, 2015.

Executive Officer Equity Holding Guidelines

We have stock ownership guidelines which apply to (i) the Chief Executive Officer, (ii) any officer who is designated by the board of directors as an "officer" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such officer, a "Section 16 Officer"), and (iii) any officer other than a Section 16 Officer who reports directly to the Chief Executive Officer (each of the officers described in (i), (ii) and (iii), a "Covered Officer"). Under the current guidelines, a Covered Officer should acquire and maintain, as long as he or she remains a Covered Officer following the applicable time set forth below, shares of IGT common stock with a fair market value equal to at least the applicable target level (expressed as a multiple of the Covered Officer's base salary as in effect from time to time) determined as follows:

Position	Ownership Target as a Multiple of Base Salary
Chief Executive Officer	6.0x
Section 16 Officer	2.0x
Other direct reports to Chief Executive Officer at Vice President Level and above	1.0x

For purposes of the guidelines, the following sources of IGT common stock ownership are taken into account: (i) vested shares beneficially owned by a Covered Officer (regardless of whether the Covered Officer acquired the shares on the open market, through an IGT equity award plan, or otherwise) and (ii) fifty percent (50%) of the intrinsic value of vested and unexercised Company stock options held by the Covered Officer. The CEO's stock ownership exceeded the required guideline level as of January 1, 2014. Other Covered Officers have four years to satisfy the ownership guidelines, measured from the later of September 30, 2012 (our adoption of the guidelines described above) or the date the individual first became a Covered Officer.

Clawback Policy

We maintain an Executive Compensation Recoupment Policy pursuant to which the board of directors or Compensation Committee may require reimbursement of all or a portion of any performance-based cash or equity incentive payments to an employee at the vice-president level or more senior position, where (i) any such payment was calculated based on the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws, (ii) a lesser payment would have been made to the employee based upon the restated financial results, and (iii) the payment was received by the employee prior to or during the twelve-month period following the first public issuance or filing of the financial results that were subsequently restated.

No Pledging Policy

We maintain a policy against pledging IGT securities pursuant to which members of the board of directors, as well as IGT executives and certain other designated employees may not hold IGT securities in margin accounts, may not pledge IGT securities as loan collateral, and may not engage in any transaction involving puts, calls, options or other derivatives based on IGT's securities (except pursuant to equity awards granted by IGT or in accordance with the terms of IGT's employee benefit plans).

Proposal 1 — Election of Directors

 Director Compensation — Fiscal 2013

The following table presents information regarding the compensation paid for fiscal 2013 to each individual who served as a Non-Employee Director at any time during fiscal 2013. The compensation paid to Ms. Hart is presented in the Executive Compensation disclosures beginning on page 27. Ms. Hart is not entitled to receive additional compensation for services as a director while employed by IGT.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)[1,2,3] (c)	Option Awards ($)[1,2] (d)	All Other Compen- sation ($) (g)	Total ($) (h)
Paget L. Alves	170,000	147,202	—	—	317,202
Eric F. Brown[4]	24,725	87,435	—	—	112,160
Janice D. Chaffin	150,000	147,202	—	—	297,202
Greg Creed[5]	—	327,177	—	—	327,177
Robert J. Miller	170,000	147,202	—	—	317,202
David E. Roberson[6]	75,000	—	—	—	75,000
Vincent L. Sadusky[7]	95,000	242,175	—	—	337,175
Philip G. Satre	200,000	196,274	—	—	396,274
Daniel B. Silvers[8]	8,242	222,152	—	—	230,394
Tracey D. Weber[4]	24,725	87,435	—	—	112,160
1
The amounts reported in column (c) of the table above reflect the aggregate grant date fair value of the stock awards we granted to our Non- Employee Directors during fiscal 2013, as computed in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718, Compensation-Stock Compensation, disregarding any estimate of forfeitures related to service-based vesting conditions. We did not grant any option awards to our Non-Employee Directors during fiscal 2013. For a discussion of the assumptions and methodologies used to value the awards reported in column (c) of the table above, please see the discussion of stock awards and option awards in our Annual Report on Form 10-K for fiscal 2013 under Note 1 — Summary of Significant Accounting Policies — Share-based Compensation.

2
The following table presents the number of shares of our common stock subject to option awards and the number of shares of our common stock subject to stock awards held by each of our Non-Employee Directors as of the last day of fiscal 2013.

Name	Number of Shares Subject to Outstanding Options	Number of Shares Subject to Outstanding Stock Awards
Paget L. Alves	42,000	8,705
Eric F. Brown	—	4,828
Janice D. Chaffin	21,000	8,705
Greg Creed	31,000	40,484
Robert J. Miller	140,000	8,705
David E. Roberson	—	—
Vincent L. Sadusky	31,000	19,788
Philip G. Satre	37,000	28,354
Daniel B. Silvers	—	13,255
Tracey D. Weber	—	4,828
3
In connection with our 2013 Meeting, each Non-Employee Director continuing in office following that meeting was granted an award of restricted stock units ("RSUs"). Each Non-Employee Director (other than Messrs. Brown, Satre and Silvers and Ms. Weber) was granted an award of 8,705 RSUs on March 11, 2013. Each of these RSU awards had an aggregate grant date fair value of $147,202. Mr. Satre was granted an award of 11,607 RSUs on March 11, 2013 with an aggregate grant date fair value of $196,274. Mr. Silvers was granted an award of 8,771 RSUs on March 12, 2013 with an aggregate grant date fair value of $147,177. On July 31, 2013, Mr. Brown and Ms. Weber were each granted an award of 4,828 RSUs in connection with their appointment to the board of directors. Each of these RSU awards had an aggregate grant date fair value of $87,435. Grant date fair value is determined under applicable accounting rules based on the assumptions referred to in footnote (1) above.

4
Mr. Brown and Ms. Weber were appointed to the board of directors effective as of July 31, 2013.

5
Mr. Creed elected to receive payment of his annual cash retainers in the form of deferred stock units pursuant to the terms of the Director Compensation Policy described below. Accordingly, Mr. Creed was granted RSU awards with respect to 3,448, 3,175, 2,735 and 2,647 RSUs on October 1, 2012, December 31, 2012, April 1, 2013 and July 1, 2013, respectively, with aggregate grant date fair values of $44,996, $44,990, $44,991 and $44,999, respectively. Grant date fair value is determined under applicable accounting rules based on the assumptions referred to in footnote (1) above.

6
Mr. Roberson served on the board of directors until March 11, 2013.

7
Mr. Sadusky elected to receive payment of a portion of his annual cash retainers in the form of deferred stock units pursuant to the terms of the Director Compensation Policy described below. Accordingly, Mr. Sadusky was granted RSU awards with respect to 1,819, 1,676, 1,443 and 1,397 RSUs on October 1, 2012, December 31, 2012, April 1, 2013 and July 1, 2013, respectively, with aggregate grant date fair values of $23,738, $23,749, $23,737 and $23,749, respectively. Grant date fair value is determined under applicable accounting rules based on the assumptions referred to in footnote (1) above. The full amount of annual cash retainers for Mr. Sadusky (after giving effect to his deferred stock unit election) are reported in column (b) of the table above.

8
Mr. Silvers was first elected to the board of directors at the 2013 Meeting. Mr. Silvers elected to receive payment of a portion of his annual cash retainers in the form of deferred stock units pursuant to the terms of the Director Compensation Policy described below. Accordingly, Mr. Silvers was granted RSU awards with respect to 2,279 and 2,205 RSUs on April 1, 2013 and July 1, 2013, respectively, with aggregate grant date fair values of $37,490 and $37,485, respectively. Grant date fair value is determined under applicable accounting rules based on the assumptions referred to in footnote (1) above. The full amount of annual cash retainers for Mr. Silvers (after giving effect to his deferred stock unit election) are reported in column (b) of the table above. Mr. Silvers resigned from the board of directors effective as of November 14, 2013.

Non-Employee Director Compensation

The following describes our compensation structure for our Non-Employee Directors under our Directors' Compensation Policy and Share Ownership Guidelines, as amended (the "Director Compensation Policy"), and as in effect for fiscal 2013.

Annual Retainers.    Each Non-Employee Director receives an annual cash retainer of $150,000. A Non-Employee Director who serves as Chairperson of the board of directors receives an additional annual cash retainer of $50,000. A Non-Employee Director who serves as Chair of the Audit Committee receives an additional cash retainer of $40,000, a Non-Employee Director who serves as Chair of the Compensation Committee receives an annual cash retainer of $30,000, and a Non-Employee Director who serves as Chair of the Nominating and Corporate Governance Committee, the Compliance Committee or the Capital Deployment Committee receives an annual cash retainer of $20,000. A Non-Employee Director serving as Chairperson of the board of directors may not also receive a retainer for serving as Chair of a board committee. Cash retainers are paid on a quarterly basis.

Equity Awards.    For each new Non-Employee Director appointed or elected to the board of directors other than on the date of an annual meeting of the Company's stockholders at which the Company grants annual equity awards to its Non-Employee Directors, upon the later to occur of (i) the certification of election of such Non-Employee Director to the board of directors or (ii) such Non-Employee Director's compliance with any applicable regulatory requirements related to election to the board of directors, the Non-Employee Director will be granted an award of RSUs determined by dividing (a) a pro-rata portion of $150,000 by (b) the closing price of a share of IGT common stock as of that date (rounded down to the nearest whole unit). For a Non-Employee Director who first becomes Chairperson of the board of directors, on the later to occur of (i) the certification of election of such Non-Employee Director to the board of directors or

(ii) such Non-Employee Director's compliance with any applicable regulatory requirements related to election to the board of directors, the Non-Employee Director will be granted an additional award of RSUs determined by dividing (a) a pro-rata portion of $50,000 by (b) the closing price of a share of IGT common stock as of that date (rounded down to the nearest whole unit). The pro-rata portion of the specified value for purposes of these awards will equal the specified value multiplied by a fraction (not greater than one), the numerator of which is 365 minus the number of calendar days that as of the particular grant date had elapsed since the Company's last annual meeting of stockholders at which annual equity awards were granted by the Company to Non-Employee Directors, and the denominator of which is 365. These awards are scheduled to vest upon the first to occur of (i) the first anniversary of the grant date of the award and (ii) the day before the annual meeting of stockholders that occurs in the fiscal year after the fiscal year in which the grant occurs.

In addition, for Non-Employee Directors who are elected (or re-elected, as the case may be) to the board of directors at an annual meeting of the Company's stockholders, on the date that is the later to occur of (i) the certification of election of the Non-Employee Director to the board of directors or (ii) the Non-Employee Director's compliance with any applicable regulatory requirements related to election to the board of directors, the Non-Employee Director will be granted an award of RSUs determined by dividing (a) $150,000 ($200,000 in the case of a Non-Employee Director continuing to serve as Chairperson of the board of directors) by (b) the closing price of a share of IGT common stock as of the date of grant (rounded down to the nearest whole unit). These awards are scheduled to vest upon the first to occur of (i) the first anniversary of the grant date of the award and (ii) the day before the annual meeting of stockholders that occurs in the fiscal year after the fiscal year in which the grant occurs.

Non-Employee Director stock awards are granted under, and are subject to the terms and conditions of, our 2002 Stock Incentive Plan, as amended (the "SIP"). The board of directors administers the plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting

Proposal 1 — Election of Directors

from various corporate events such as reorganizations, mergers and stock splits. The RSU awards described above will generally be paid in shares of IGT common stock upon vesting. However, a Non-Employee Director may elect in advance to defer payment of all or a portion of the vested RSUs until such director's service on the board terminates. To the extent then outstanding and unvested, a Non-Employee Director's awards will become fully vested in the event of the Non-Employee Director's death, disability or retirement. Under the SIP, awards granted to Non-Employee Directors that are outstanding at the time of a change in control event (as such term is defined in the plan) will also become vested upon the change in control event.

Election to Receive Equity Awards in Lieu of Cash Retainers.    A Non-Employee Director may elect in advance to receive all or any portion of the director's annual cash retainers (the "Deferred Retainer Fees") in the form of deferred stock units. A director who elects to receive such deferred stock units in lieu of cash will be granted, on the first trading day of the calendar quarter for which the applicable Deferred Retainer Fees would have otherwise been paid, a number of deferred stock units equal to (i) the dollar amount of the Deferred Retainer Fees for that quarter by (ii) the closing price of a share of IGT common stock as of that date (rounded down to the nearest whole unit). Such deferred stock units will be fully vested as of the date of grant and be paid in shares of IGT common stock when the director's service on the board terminates.

Reimbursement of Expenses.    We reimburse our Non-Employee Directors for travel and other expenses incurred in connection with their duties as directors of IGT, director education, and expenses related to gaming license applications.

Fiscal 2014 Non-Employee Director Compensation

Except as otherwise described below, the Director Compensation Policy for fiscal 2014 is identical to the policy in effect for fiscal 2013 and as described above.

Annual Retainers.    The Director Compensation Policy for fiscal 2014 provides for the same cash retainers to our Non-Employee Directors as described above, except that each Non-Employee Director will receive an annual cash retainer of $100,000 instead of $150,000.

Equity Awards.    The Director Compensation Policy for fiscal 2014 provides for the same annual and initial equity award structure for our Non-Employee Directors as described above, except that the equity award value for purposes of determining the number of RSUs subject to the award will be $200,000 instead of $150,000 ($250,000 instead of $200,000 in the case of a Non-Employee Director continuing to serve as Chairperson of the board of directors).

Reimbursement of Expenses.    We will reimburse our Non-Employee Directors for director education expenses for new board members who have not previously served on the board of a publicly-traded company for attending a director education program during the first year of board service.

Recommendation of IGT Board of Directors

Our Bylaws provide that in an uncontested election, each director will be elected by a majority of the votes cast. This majority voting standard means the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Under our Corporate Governance Guidelines, if a director standing for re-election is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to promptly consider the tendered resignation and make a recommendation to our board of directors on whether to accept or reject such resignation and whether any other actions should be taken. The board of directors is required to take action with respect to this recommendation within 90 days following certification of the stockholder vote and to promptly disclose its decision and decision-making process. Full details of this policy are set out in our Corporate Governance Guidelines, which are publicly available under the "Corporate Governance" link on the Investor Relations page of our website at www.IGT.com/Investors.

Our board of directors unanimously recommends a vote FOR the election of each of the above nominees as a director.

Other Information

 Executive Officers

The following table sets forth the name, age, and title or titles of our current executive officers. Following the table are descriptions of all positions held by each individual and the business experience of each individual for at least the past five years.

Name	Age	Title
Patti S. Hart	57	Chief Executive Officer and Director
Eric A. Berg	51	Chief Operations Officer
Paul C. Gracey, Jr.	54	General Counsel and Secretary
Eric P. Tom	56	Executive Vice President Global Sales
John M. Vandemore	40	Executive Vice President Emerging Businesses, Chief Financial Officer and Treasurer

For a description of Ms. Hart's background, see "Proposal 1 — Election of Directors."

Eric A. Berg has served as Chief Operations Officer of the Company since June 2012. From July 2011 to June 2012, Mr. Berg served as President of the Company. Prior to joining the Company, from 2007 to 2010, Mr. Berg served as Chief Executive Officer of SunGard Availability Services, a business unit of SunGard Data Systems, a software and technology services company. Prior to 2007, Mr. Berg held various positions at NCR Corporation, Goodyear Tire & Rubber Company, Frito-Lay, McKinsey & Company and IBM. Mr. Berg earned a Bachelor of Science degree in Industrial Engineering from the University of Illinois and a Master of Business Administration degree from Harvard University.

Paul C. Gracey, Jr. has served as General Counsel and Secretary of the Company since September 2012. Prior to joining the Company, from 2002 to 2011, Mr. Gracey held various positions at Nicor Inc., a utility and shipping holding company, including Senior Vice President, General Counsel and Secretary (2006-2011) and Vice President, General Counsel and Secretary (2002-2006). Prior to 2002, Mr. Gracey held general counsel positions at Midwest Generation (a subsidiary of Edison Mission Energy) and Edison Mission Energy Limited. Mr. Gracey currently serves on the board of trustees of the International Association of Gaming Advisors. Mr. Gracey earned a Bachelor of Business Administration degree from the University of Michigan and a Juris Doctor degree from the University of California, Hastings College of the Law.

Eric P. Tom has served as Executive Vice President Global Sales of the Company since June 2012. From July 2009 to June 2012, Mr. Tom held various positions at the Company, including Executive Vice President North America Sales and Global Marketing (2009-2010), Chief Operating Officer (2010-2011) and Executive Vice President North America Sales and Global Services (2011-2012). Prior to joining the Company, from 2007 to 2009, Mr. Tom was Vice President, Corporate & Business Development and Strategic Alliances of Force10 Networks, a global technology company. Prior to 2007, Mr. Tom held various positions at Broadband Interactive TV, Qwest Communications, and Sprint Corporation. Mr. Tom earned a Bachelor of Business Administration degree from the University of Hawaii and a Master of Business Administration degree from the University of California Berkeley with an emphasis in corporate finance.

John M. Vandemore has served as Chief Financial Officer and Treasurer of the Company since February 2012 and as Executive Vice President Emerging Businesses since November 2013. Prior to joining the Company, from 2007 to 2012, Mr. Vandemore served as Vice President and Chief Financial Officer of Walt Disney Imagineering, a division of The Walt Disney Company, a global entertainment company. From 2005 to 2007, Mr. Vandemore served as Vice President and Director, Operations Planning & Analysis of The Walt Disney Company. Prior to 2005, Mr. Vandemore held various positions at AlixPartners, Goldman Sachs, and PricewaterhouseCoopers. Mr. Vandemore earned a Bachelor of Business Administration degree with a major in Accountancy from the University of Notre Dame and a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Equity Security Ownership of Management and Other Beneficial Owners

The following table sets forth information as of January 13, 2014 (except where another date is indicated) with respect to the beneficial ownership of our common stock by persons known to us to own beneficially more than 5% of the common stock, each

Other Information

of our directors, our executive officers named in the "Summary Compensation Table," and all of our executive officers and directors as a group. We have no other class of equity securities outstanding. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

Name and Address of Beneficial Owner[1]	Beneficially Owned[2]	Percent of Class[3]
TD Asset Management[4]	20,501,219	7.9%
BlackRock, Inc.[5]	16,199,128	6.1%
The Vanguard Group, Inc.[6]	15,366,616	5.8%
Prudential Financial Inc.[7]	13,741,690	5.2%
Paget L. Alves	71,065	*
Eric A. Berg[8]	81,036	*
Eric F. Brown	4,828	*
Janice D. Chaffin	57,284	*
Greg Creed	87,765	*
Paul C. Gracey, Jr.	13,155	*
Patti S. Hart	2,061,530	*
Robert J. Miller	145,534	*
Vincent L. Sadusky	70,268	*
Philip G. Satre[9]	159,854	*
Eric P. Tom	320,842	*
John M. Vandemore	27,715	*
Tracey D. Weber	4,828	*
All executive officers and directors as a group (13 persons)	3,105,704	*
*
Less than 1% of the outstanding shares of our common stock.

1
Unless otherwise set forth in the following table, the address of each beneficial owner is 6355 South Buffalo Drive, Las Vegas, Nevada 89113.

2
Includes shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, January 13, 2014 as follows: Mr. Alves (42,000), Mr. Berg (56,100), Ms. Chaffin (21,000), Mr. Creed (31,000), Ms. Hart (1,111,883), Mr. Miller (116,000), Mr. Sadusky (31,000), Mr. Satre (37,000) and Mr. Tom (228,179). Includes restricted stock units scheduled to vest within 60 days of January 13, 2014 as follows: Mr. Alves (8,705), Mr. Brown (4,828), Ms. Chaffin (8,705), Mr. Creed (8,705), Mr. Miller (8,705), Mr. Sadusky (8,705), Mr. Satre (11,607), Mr. Vandemore (10,549) and Ms. Weber (4,828).

3
Any securities not outstanding which are subject to options or conversion privileges exercisable within 60 days of January 13, 2014 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

4
Based on beneficial ownership information contained in a Schedule 13G/A No. 1 filed with the SEC by TD Asset Management Inc. ("TDAM") , TDAM USA Inc. ("TDAM USA") and Epoch Investment Partners, Inc. ("Epoch"), as wholly owned subsidiaries of TD Bank Financial Group, on September 17, 2013, TDAM may be deemed to be the beneficial owner of 3,257,010 shares with sole power to vote and sole power to dispose of all 3,257,010 shares, TDAM USA may be deemed to be the beneficial owner of 44,600 shares with sole power to vote and sole power to dispose of all 44,600 shares, and Epoch may be deemed to be the beneficial owner of 17,199,609 shares with sole power to vote and sole power to dispose of all 17,199,609 shares. This information is as of September 6, 2013. The business address of TDAM and TDAM USA is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario M5J 2T2. The business address of Epoch is 399 Park Avenue, New York, New York 10022.

5
Based upon beneficial ownership information contained in a Schedule 13G/A No. 3 filed with the SEC by BlackRock, Inc. ("BlackRock") on February 6, 2013 on behalf of BlackRock and its subsidiaries, BlackRock may be deemed to be the beneficial owner of 16,199,128 shares with sole power to vote and sole power to dispose of all 16,199,128 shares as a result of being a parent holding company or control person. This information is as of December 30, 2012. The business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

6
Based upon beneficial ownership information contained in a Schedule 13G/A No. 1 filed with the SEC by The Vanguard Group, Inc. ("Vanguard") on February 13, 2013, in its capacity as an investment advisor of several trusts, Vanguard may be deemed to be the beneficial owner of 15,366,616 shares with sole power to dispose of 14,921,483 shares and sole power to vote 471,133 shares and shared dispositive power of 445,133 shares due to Vanguard serving as investment manager of collective trusts of the Vanguard Fiduciary Trust Company. This information is as of December 31, 2012. The business address of Vanguard is 100 Vanguard Blvd. Malvern, Pennsylvania 19355.

7
Based upon beneficial ownership information contained in a Schedule 13G filed with the SEC by Prudential Financial Inc. ("Prudential") on February 13, 2013, Prudential may be deemed to be the beneficial owner of 13,741,690 shares beneficially held by its subsidiaries, Jennison Associates LLC and Quantitative Management Associates LLC. Prudential has sole power to vote and sole power to dispose of 1,897,904 of these shares, shared power to vote 11,354,445 of these shares and shared dispositive power over 11,843,786 of these shares. This information is as of December 31, 2012. The business address of Prudential is 751 Broad Street, Newark, New Jersey 07102.

8
Mr. Berg has sole voting power and sole investment power with respect to 24,936 shares, which shares are held by the Eric A. Berg Revocable Trust.

9
Mr. Satre has shared voting power and shared investment power with respect to 94,500 shares, which shares are held by the Philip G. Satre and Jennifer A. Satre Family Revocable Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC require our executive officers, directors, and persons who beneficially own more than 10% of our common stock, as well as certain affiliates of those persons (the "Reporting Persons"), to file initial reports of ownership and transaction reports covering any changes in ownership with the SEC and NYSE. SEC regulations require these persons to furnish us with copies of all reports they file pursuant to Section 16(a). Based solely upon a review of the copies of the reports received by us and written representations that no other reports were required, we believe that during fiscal 2013 all filing requirements applicable to the Reporting Persons were complied with in a timely manner.

Policies and Procedures for Approval of Related Person Transactions

Our board of directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) IGT was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person has or will have a material direct or indirect interest. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of the last fiscal year was, one of our directors or executive officers or a nominee to become a director, (b) any person who is known to be the beneficial owner of more than 5% of IGT's common stock, (c) any immediate family member of any of the foregoing persons, or (d) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner of the Company's common stock.

The Company's Nominating and Corporate Governance Committee is responsible for reviewing related person transactions. After a related person transaction has been identified, the Nominating and Corporate Governance Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee is to consider all relevant facts and circumstances of the related person transaction available to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee must approve only those related person transactions that are in, or not inconsistent with, IGT's best interests and the best interests of IGT's stockholders, as the Nominating and Corporate Governance Committee determines in good faith. No member of the Nominating and Corporate Governance Committee will participate in any consideration of a related person transaction with respect to which that member or any member of his or her immediate family is a related person.

Related Person Transactions

Except as disclosed below, during fiscal 2013, no related person transactions requiring disclosure in this proxy statement were identified or submitted to the Nominating and Corporate Governance Committee for approval.

On June 27, 2013, IGT entered into the Settlement Agreement with the Ader Group in connection with the Proxy Contest related to our 2013 Meeting. Mr. Silvers, a member of our board of directors from March 2013 to November 2013, was a participant in the Proxy Contest and served as President of Ader Investment Management LP and Ader Investment Management LLC. Pursuant to the Settlement Agreement, the Ader Group agreed to observe certain standstill provisions for four years and the Ader Group and IGT agreed to a mutual release of claims in connection with, related to or resulting from the Proxy Contest. In addition, IGT reimbursed the Ader Group $2.5 million for its documented out-of-pocket costs, fees and expenses incurred in connection with the Proxy Contest.

Executive Compensation

Compensation Discussion and Analysis ("CD&A")

The Compensation Committee has general authority for all compensation decisions for our executive officers. This CD&A discusses and analyzes fiscal 2013 compensation decisions for the named executive officers ("NEOs") identified in the following table. Additional information regarding the compensation of the NEOs is found in the Executive Compensation tables and corresponding narratives below.

Name	Position
Patti S. Hart	Chief Executive Officer
John M. Vandemore	Executive Vice President, Emerging Businesses, Chief Financial Officer and Treasurer[1]
Eric A. Berg	Chief Operations Officer
Eric P. Tom	Executive Vice President Global Sales
Paul C. Gracey, Jr.	General Counsel and Secretary
1
Mr. Vandemore was appointed Chief Financial Officer and Treasurer effective February 13, 2012, and was not employed by the Company prior to such appointment. Mr. Vandemore was also appointed Executive Vice President, Emerging Businesses effective November 1, 2013.

Executive Summary

In fiscal 2013, the Company achieved several noteworthy accomplishments, including the following:

•
Total revenues grew 9% over fiscal 2012;

•
Adjusted earnings per share from continuing operations grew 22% over fiscal 2012, marking the fourth consecutive year of double-digit growth in adjusted earnings per share from continuing operations2;

•
Earnings per share from continuing operations calculated in accordance with generally accepted accounting principles ("GAAP") increased 20% over fiscal 2012;

•
We shipped 32,900 North American replacement units, up 50% from fiscal 2012;

•
Our social gaming revenues increased 151% over fiscal 2012 and average bookings per daily active user grew 42% to $0.37; and
•
We returned approximately $270 million to stockholders in the form of dividends and share repurchases.

As described in more detail below, changes made in our executive compensation during fiscal 2012 for fiscal 2013 compensation included the following:

•
Increased the performance element of our long-term incentive awards to a fiscal 2013 equity mix of 60% performance-based RSUs (an increase from 20% in fiscal 2012) and 40% time-based RSUs;

•
Implemented new 2- and 3-year performance measurement periods for our performance-based RSUs awarded in fiscal 2013 and adopted new performance metrics (earnings per share ("EPS") and relative total stockholder return ("Relative TSR")) for these awards;

•
Provided no NEO base salary increases for fiscal 2013;

•
Modified our Executive Officer Equity Holding Guidelines to double the required level of stock ownership applicable to our CEO (from three times her base salary to six times her base salary);

•
Revised the peer group used by the Compensation Committee in making executive compensation decisions for fiscal 2013 to position the Company near the median of revenue and market capitalization of the peer group companies; and

•
Amended the SIP to provide that, effective for awards granted under the SIP on or after July 1, 2013, awards will not automatically vest on a change in control (i.e., no "single-trigger" vesting of awards). Awards will vest pursuant to the SIP in connection with a change in control only if there is a termination of employment (to the extent severance protections are included in the applicable award agreement or an applicable employment agreement) or if the awards are not

2
Adjusted earnings per share from continuing operations is a non-GAAP financial measure. Please refer to Appendix A for a reconciliation of adjusted earnings per share from continuing operations results for each of the past five fiscal years with GAAP earnings per share from continuing operations for those years.

  assumed or continued after the related change in control transaction.

We believe these changes help to further align our executive compensation program with best practices, enhance stockholder value, and enable us to better achieve our business goals.

Based on an analysis provided by FW Cook, the compensation consultant retained by the Compensation Committee, our fiscal 2013 total direct compensation levels for our NEOs, on average, approximated the median for similar positions at our peer group of companies (identified below). (As used in this CD&A, the term "total direct compensation" means the aggregate amount of an executive's base salary, annual incentive bonus opportunity, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in IGT's financial reporting.)

Fiscal 2013 Executive Compensation Program

This summary highlights key aspects of our executive compensation program for fiscal 2013 and certain changes that were made in our executive compensation program for fiscal 2014. The changes in our executive compensation program for fiscal 2013 are described in more detail following this summary.

•
Base Pay — For fiscal 2013, base salaries for our NEOs remained the same as during fiscal 2012. In addition, the Compensation Committee also determined that there will be no base salary increases for the NEOs in fiscal 2014, except as noted below for Mr. Vandemore.

•
Incentive Bonus Plan — For fiscal 2013, the Compensation Committee continued to tie annual bonuses for our NEOs to the Company's consolidated revenues and adjusted operating income before incentives or "OIBI". We believe the Company's ability to achieve the predetermined thresholds for these metrics is important to increasing stockholder value. The Company's positive performance against these metrics in fiscal 2013 resulted in bonus payouts for the NEOs at 95.6% of their respective target bonus amounts.

•
Long-Term Incentives — The Compensation Committee determined that the fiscal 2013 equity grants for the NEOs (other than

  Mr. Gracey, because he was not an NEO at the time of grant of the awards) would consist of 60% performance-based RSUs and 40% time-based RSUs. (The split between performance- and time-based RSUs is based on the actual number of time-based RSUs awarded and, because the number of shares subject to performance-based RSUs may ultimately vary based on performance, the "target" number of shares subject to the performance-based RSUs awarded.) The performance-based RSUs awarded in fiscal 2013 also use two new metrics (EPS and Relative TSR) as opposed to the single metric (free cash flow) used for the fiscal 2012 awards.

  The Company's equity awards in fiscal 2014 are based on the same 60%/40% split between the number of performance-based RSUs and time-based RSUs granted (including with respect to Mr. Gracey), and the fiscal 2014 performance-based RSUs are based on the same metrics (EPS and Relative TSR) as in effect for fiscal 2013.

Other Best Practices

Other elements of the Company's overall compensation program that reinforce its retention strategies and demonstrate what the Compensation Committee considers best practices are the following:

•
The Compensation Committee retained its own independent compensation consultant.

•
Our equity compensation plan does not permit repricing of stock options and similar awards without stockholder approval.

•
We do not have agreements with our executive officers that provide for a stated period of employment.

•
We do not offer multi-year guaranteed bonuses.

•
We do not offer a defined benefit pension or supplemental executive retirement plan.

•
We do not have arrangements providing for tax gross-ups for any of our executive officers.

•
We maintain Executive Officer Equity Holding Guidelines.

•
We maintain an Executive Compensation Recoupment Policy that permits the Company to recoup certain compensation when inaccurate

Executive Compensation

  financial statements have affected the size of incentives awarded to executive officers.

•
We maintain a policy that prohibits members of the board of directors, executive officers and certain other designated employees from holding IGT securities in margin accounts, pledging IGT securities as loan collateral, and engaging in certain transactions involving puts, calls, options or other derivatives based on IGT securities.

Elements of the Company's Executive Compensation Program

The key components of the Company's compensation arrangements for its executive officers can be summarized as follows:

Component of Compensation	Primary Purpose
Base Salary	Attract and retain executives by providing them with a stable and competitive annual level of compensation for performing the fundamental requirements of their positions.
Annual Incentive Compensation	Motivate and reward annual performance by tying payout to achievement of pre-established financial and/or operational goals. Also holds our executives accountable and promotes strong performance by providing a greater upside bonus potential as a result of higher corporate performance.
Long-Term Equity Incentives	Retain and motivate executives to build stockholder value over the life of the grants. Performance-based vesting grants, by focusing on long-term objectives, also hold our executives accountable and promote strong performance.
Other Benefits	Provide basic benefits generally consistent with those offered to all employees and consistent with the market.

Executive Compensation Program Objectives and Process

Philosophy and Objectives  —  The Company's executive compensation program is intended to promote recruitment and retention of key employees with exceptional abilities, and motivate and reward performance that is critical to the success of the Company.

We strive to align the interests of executives, employees and stockholders and to provide a strong link between pay and the Company's performance. Overall, the Compensation Committee believes that a mix of both cash and equity incentives is appropriate, as annual cash incentives reward executives for performance and near-term results, while equity incentives motivate executives to increase stockholder value in the long term. Consistent with the Company's pay-for-performance philosophy, a substantial majority of each NEO's total direct compensation is performance-based or with a value which is derived from our stock price.

As a result of our pay-for-performance philosophy, over 86% of Ms. Hart's total direct compensation for fiscal 2013 was performance-based or with a value which was derived from our stock price (her fiscal 2013 annual bonus and long-term equity incentive awards granted in fiscal 2013).

Compensation Consultant  —  The Compensation Committee's practice has been to retain an independent compensation consultant to provide advice to the Compensation Committee. For fiscal 2013, the Compensation Committee retained FW Cook, a national executive compensation consulting firm. FW Cook performed a comprehensive review of the Company's executive compensation program, including reviewing and providing advice with respect to the selection of peer companies, compensation levels and practices at the peer companies, trends in executive compensation, legal and regulatory developments, and modifications to pay programs. FW Cook performs services solely on behalf of the Compensation Committee. FW Cook did not have any relationship with the Company or management except as it may relate to performing such services. Furthermore, the Compensation Committee concluded that no conflict of interest exists with respect to FW Cook's services to the Compensation Committee.

Fiscal 2013 compensation decisions for the NEOs were made solely by the Compensation Committee. As part of this process, the Compensation Committee also reviewed the recommendations of the CEO regarding compensation for the other NEOs, and consulted with the Chairman of the board of directors regarding the performance of and compensation for the CEO.

Assessing Compensation and Use of Peer Companies  —  In August 2012, the Compensation Committee approved a new peer group of companies as a reference for fiscal 2013 executive compensation decisions (our "peer group"). Peer group selection for IGT has been a challenge due to the limited number of gaming technology or other comparable businesses in our GICS industry and sub-industry classifications. Specifically, when the fiscal 2013 peer group was selected, the casinos and gaming sub-industry contained only four other domestic gaming technology companies (this number was reduced to two with the acquisition of WMS Industries by Scientific Games Corporation in October 2013 and the acquisition of SHFL Entertainment, Inc. by Bally Technologies, Inc. in November 2013); the remainder of the companies in the casinos and gaming sub-industry operate casinos, gaming resorts, or race tracks, which we believe are not comparable to IGT's businesses; and we believe companies of similar size in the hotels, restaurants, and leisure industry are also a poor fit with IGT from a business standpoint since they are mostly fast food or casual dining businesses.

IGT's 2013 peer group continued to contain a diversified group of technology companies, in addition to our key competitors in gaming technology, but the fiscal 2013 peer group companies all fall within a narrower range with respect to revenues and market capitalization when compared to the peer group of companies used for fiscal 2012. In addition, the Compensation Committee determined that the fiscal 2013 peer group should be designed to better position IGT near the median of the peer group of companies with respect to these metrics. Measured by both revenues and market capitalization, IGT was slightly above the median of the group at the 55th percentile and 56th percentile for revenues and market capitalization, respectively, as of the end of fiscal 2013. The fiscal 2013 peer group, selected with input from FW Cook, consisted of the companies identified in

Executive Compensation

the chart below. Each company's revenues for its most recent four quarters as of September 30, 2013, market capitalization as of September 30, 2013, and GICS sub-industry classification is also shown.

Company	Most Recent Four Qtrs. Revenues ($M) As of 9/30/13	Market Cap. ($M) As of 9/30/13	GICS Sub-Industry Classification
Activision Blizzard, Inc.	$4,984	$18,673	Home Entertainment Software
Juniper Networks, Inc.	$4,469	$10,066	Communications Equipment
Adobe Systems, Inc.	$4,252	$26,087	Application Software
NVIDIA Corporation	$4,243	$9,003	Semiconductors
Intuit Inc.	$4,171	$18,747	Application Software
Alliance Data Systems Corporation	$3,965	$10,308	Data Processing & Outsourced Services
Electronic Arts Inc.	$3,791	$7,834	Home Entertainment Software
Lexmark International Inc.	$3,666	$2,066	Computer Storage & Peripherals
IAC/InterActiveCorp	$3,021	$4,220	Internet Software & Services
Diebold, Incorporated	$2,891	$1,872	Computer Hardware
Autodesk, Inc.	$2,287	$9,181	Application Software
Outerwall Inc.*	$2,231	$1,404	Specialized Consumer Services
BMC Software, Inc.	$2,201	$6,551	Systems Software
Akamai Technologies, Inc.	$1,469	$9,211	Internet Software & Services
Cadence Design Systems, Inc.	$1,401	$3,836	Application Software
MICROS Systems, Inc.	$1,268	$3,826	Systems Software
Take-Two Interactive Software, Inc.	$1,131	$1,688	Home Entertainment Software
Mentor Graphics Corp.	$1,080	$2,647	Application Software
Bally Technologies, Inc	$997	$2,802	Casinos & Gaming
Scientific Games Corporation	$929	$1,376	Casinos & Gaming
Aristocrat Leisure Ltd.	$753	$2,370	Casinos & Gaming
WMS Industries	$690	$1,424	Casinos & Gaming
SHFL Entertainment, Inc.	$273	$1,301	Casinos & Gaming
75th Percentile	$3,878	$9,196
Median	$2,231	$3,836
25th Percentile	$1,105	$1,969
IGT	$2,342	$4,928	Casinos & Gaming
Percentile	55%	56%
*
Formerly Coinstar, Inc.

Note: BMC Software, Inc. ceased being publicly-traded in September 2013, WMS Industries was acquired by Scientific Games Corporation in October 2013, and SHFL Entertainment, Inc. was acquired by Bally Technologies, Inc. in November 2013.

Executive Compensation

The Compensation Committee reviewed and discussed the compensation data provided by FW Cook for the fiscal 2013 peer group to help inform its fiscal 2013 executive compensation decision-making process (including in the setting of base salary, and target and maximum bonus, levels for fiscal 2013 for the NEOs, as well as in determining the type and size of equity awards to grant to the NEOs in fiscal 2013). However, the Compensation Committee did not set or "benchmark" compensation levels at any specific point or percentile against the peer group data. As described below, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions. The Compensation Committee also used the fiscal 2013 peer group in establishing the Relative TSR rankings for the fiscal 2013 performance-based RSU awards described below.

No changes have been made to the peer group for fiscal 2014 other than eliminating BMC Software, Inc. (which ceased to be publicly-traded in September 2013) and WMS Industries (which was acquired by Scientific Games Corporation in October 2013). In 2014, but after the Compensation Committee considered peer group data for its fiscal 2014 compensation decisions, SHFL Entertainment, Inc. was acquired by Bally Technologies, Inc.

Executive Compensation Decisions  —  Except as otherwise specifically noted in this CD&A, executive compensation decisions made by the Compensation Committee are inherently subjective and the result of the Compensation Committee's business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the input and peer group data provided by FW Cook. In making its decisions regarding base salary, target and maximum bonus, and equity award grant levels for the NEOs, the Compensation Committee generally considers the scope of the executive's responsibility at IGT and the relative internal value to IGT of the position, the executive's experience, past performance and expected future contributions to IGT, the need to attract or retain the particular executive, the peer group data provided by FW Cook, and survey data from the Radford Global Technology Survey (data from this survey is considered generally by the Compensation Committee, with no particular company specifically identified).

The 2013 Say-on-Pay Vote  —  At the 2013 Meeting, as required by applicable securities laws, our stockholders were presented an opportunity to vote on an advisory basis with respect to the compensation of the NEOs, as described in the CD&A and compensation tables contained in the Company's proxy statement issued with respect to the 2013 Meeting. The Company's executive compensation program for fiscal 2013 had been established before the 2013 Meeting and was outlined in the CD&A included in the proxy statement for the 2013 Meeting. At the 2013 Meeting, approximately 96% of the votes actually cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes that this overwhelmingly positive result affirms stockholders' support of the Company's approach to its executive compensation program as reflected in the executive compensation program for fiscal 2013. In addition, subsequent to the 2013 Meeting, management, including our Chief Financial Officer and Vice President Investor Relations and Treasury, met with several of our largest institutional stockholders to solicit input regarding the Company's executive compensation program. Overall, stockholders were pleased with the Company's executive compensation program and did not recommend any significant changes to the program. Accordingly, the Compensation Committee did not materially change its approach to executive compensation following the 2013 Meeting (although it did amend the SIP to eliminate the automatic acceleration of vesting of equity awards in connection with a change in control as described above) and believes the program in place for fiscal 2014, as in fiscal 2013, includes a number of features that further the goals of the Company's executive compensation program and reflect best corporate practices in the market. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay proposals when making future compensation decisions for the NEOs.

Fiscal 2013 Executive Compensation Decisions

Base Salaries  —  Base salaries provide our executives with a minimum fixed level of annual cash compensation. Salaries for our NEOs are reviewed by the Compensation Committee on an annual basis. The Compensation Committee solely determines the compensation for the CEO and reviews the recommendations of the CEO in making its determinations regarding the compensation of our other NEOs. As part of this process, the Compensation Committee also consulted with the Chairman of the board of directors regarding the performance of and compensation for the CEO.

Executive Compensation

Based on an analysis provided by FW Cook (based on public information at the time the Compensation Committee established NEO base salaries for fiscal 2013), our fiscal 2013 base salaries for the NEOs other than Mr. Vandemore approximated the median for similar positions at our peer group of companies. Mr. Vandemore's base salary level had been negotiated with him when he accepted his position as Chief Financial Officer and Treasurer in February 2012 and was significantly below the median for similar positions at our peer group of companies. The Compensation Committee determined that no NEO's base salary level would be adjusted for fiscal 2013 from the level in effect for the NEO for fiscal 2012. Based on its subjective assessment of the factors noted above under "Executive Compensation Decisions," the Compensation Committee believed that the NEOs' respective base salary levels were appropriate and competitive (as to Mr. Vandemore, specifically taking into account how recently he had joined the Company).

The Compensation Committee has also decided not to increase any NEO's base salary level for fiscal 2014, except with respect to Mr. Vandemore, who was awarded an increase (from $350,000 to $425,000) to bring his salary closer to the median for similar positions at our peer group of companies.

Annual Incentive Bonuses  —  Our NEOs are eligible to receive bonuses under our annual incentive bonus plan. We believe that the bonus plan payout structure reinforces the Company's focus on growing the Company as a whole and helps unify our executive team through the use of a shared set of corporate metrics.

The key features of our fiscal 2013 bonus plan applicable to our NEOs were:

•
Target award opportunities: Target incentive bonus levels were established by the Compensation Committee to be consistent with target bonus levels that were in place for fiscal 2012. The target incentive bonus opportunity for Ms. Hart was set at 150% of her annual base salary and for all other NEOs was set at either 75% (Messrs. Berg, Tom and Gracey) or 100% (Mr. Vandemore) of annual base salary. Ms. Hart's 150% target annual bonus amount was provided for in her employment agreement. (Ms. Hart's employment agreement originally provided Ms. Hart with a target annual bonus equal to 200% of her base salary. Commencing with fiscal

  2011, Ms. Hart consented to a reduction in her target annual bonus to 150% of her base salary.) The Compensation Committee set Mr. Vandemore's target annual bonus level at 100% of his base salary (greater than the level set for the other NEOs, other than Ms. Hart) to more competitively position his total cash compensation (base salary and bonus opportunity) since his base salary level was significantly below the median for similar positions at our peer group of companies.

  Based on an analysis provided by FW Cook (based on public information at the time the Compensation Committee established NEO target annual bonus levels for fiscal 2013), our fiscal 2013 targeted annual cash compensation levels (base salary plus target bonus) for the NEOs other than Ms. Hart and Mr. Vandemore were slightly below the median for similar positions at our peer group of companies. Ms. Hart's targeted annual cash compensation level (with her base salary and target bonus levels provided for in her employment agreement, modified as noted above commencing with fiscal 2011) was between the median and the 75th percentile for similar positions at our peer group of companies, while Mr. Vandemore's targeted annual cash compensation level was significantly below the median for similar positions at our peer group of companies. Based on its subjective assessment of the factors noted above under "Executive Compensation Decisions," the Compensation Committee believed that the NEOs' respective target bonus levels, as well as the NEOs' respective maximum bonus opportunities determined as provided below, were appropriate and competitive (as to Mr. Vandemore, specifically taking into account how recently he had joined the Company).

•
Bonus ceiling: The maximum bonus that may be awarded to each NEO was set at an amount equal to 200% of such executive's target incentive opportunity.

•
Corporate performance metrics: Incentive bonuses were solely tied to the same corporate financial metrics as used in fiscal 2012, consisting of (1) IGT's operating income, adjusted to exclude cash incentives, stock-based compensation expense (referred to as operating income before incentives or "OIBI"), further adjusted as described below, and (2) IGT's consolidated revenues. Equal weight is given to each metric. That is, half the bonus is based on the adjusted OIBI target and half is based on the consolidated revenue target. In addition, no bonus is payable unless the threshold level of adjusted OIBI established by the Compensation Committee for the fiscal year is met (even if the threshold level of consolidated revenues is achieved) as described below.

•
Adjusted operating income before incentives: Adjusted OIBI must exceed 80% of the adjusted OIBI target for fiscal 2013 for any bonus to be payable (same as in fiscal 2012), including any bonus under the consolidated revenue component. In addition, the maximum payout for the OIBI component occurs when adjusted OIBI exceeds 115% of the adjusted OIBI target for fiscal 2013 (same as in fiscal 2012). Payout for performance between the threshold and target levels and between the target and maximum levels is determined by linear interpolation.
•
Consolidated revenues: Consolidated revenues must exceed 80% of the consolidated revenue target for fiscal 2013 for any bonus to be payable with respect to the consolidated revenue component (same as in fiscal 2012). In addition, the maximum payout for this component occurs when consolidated revenues exceed 115% of the revenue target for fiscal 2013 (same as in fiscal 2012). Payout for performance between the threshold and target levels and between the target and maximum levels is determined by linear interpolation.

•
The Compensation Committee approved the percentages for determining threshold and maximum payouts for fiscal 2013 to better align our annual incentive bonus program with our performance goals and to provide bonus compensation that it believed would be competitive for the varying degrees of attainment of the applicable performance targets.

For fiscal 2013, the financial performance levels under our bonus plan for our NEOs, and our actual performance, were as follows:

Metric	Threshold (in millions)	Target (in millions)	Maximum (in millions)	Outcome (in millions)	Outcome as a % of Target	Payout as a % of Target
Consolidated Revenues	$1,866.3	$2,332.9	$2,682.8	$2,346.9	100.6%	104.0%
Adjusted OIBI	$573.8	$717.2	$824.8	$699.0	97.4%	87.2%

The Company's consolidated revenues for fiscal 2013 were $2,341.6 million. The Compensation Committee adjusted consolidated revenue for purposes of executive bonus determinations to preserve the incentives intended at the time of grant of the award and address the potential impact of any changes in applicable accounting rules, significant transactions, and non-cash impairment charges that may occur during the year. In accordance with such adjustment methodology, the Compensation Committee approved consolidated revenues of $2,346.9 million for purposes of determining the bonuses with such amount determined giving effect to the following adjustments:

•
Increased by $4.0 million to mitigate the negative impacts associated with temporary closures of numerous casinos along the eastern seaboard of the U.S. during Superstorm Sandy and the temporary closures of certain casino properties in Mexico; and

•
Increased by $1.3 million to mitigate the negative impact of the accounting transition of Double

  Down Interactive from a calendar year-end to a fiscal year-end, with this amount representing actual revenues earned but excluded from fiscal 2013 as a result of this transition.

The Company's GAAP operating income for fiscal 2013 was $494.1 million. The Company's cash incentives and stock-based compensation expense for fiscal 2013 totaled $84.4 million, producing an OIBI for fiscal 2013 of $578.5 million.

The Compensation Committee adjusted OIBI for purposes of executive bonus determinations to preserve the incentives intended at the time of grant of the award and address the potential impact of any changes in applicable accounting rules, significant transactions and certain unanticipated expenses, and non-cash impairment charges that may occur during the year. In accordance with such adjustment methodology, the Compensation Committee approved an adjusted OIBI of $699.0 million for purposes of determining the bonuses. At the time the Compensation Committee approved the adjusted OIBI target, the Committee contemplated adjusting OIBI to

Executive Compensation

mitigate certain charges with respect to merger and acquisition activity, primarily earn-out and retention costs associated with the acquisition of Double Down Interactive due to the inestimable nature of the charges at the time the acquisition was consummated. Such amounts totaled $98.9 million for fiscal 2013, and OIBI was increased accordingly. The Committee also approved the following adjustments to OIBI (in addition to increases of $2.6 million and $0.9 million, respectively, to mitigate the negative impacts associated with temporary casino closures and the accounting transition of Double Down Interactive, as described above):

•
Increased by $10.6 million to mitigate certain unanticipated legal and settlement costs related to the Proxy Contest in connection with the 2013 Meeting and an employment-related lawsuit as well as costs related to certain strategic matters;

•
Increased by $3.9 million to mitigate the impact of prior year use tax audits as well as certain extraordinary import costs; and

•
Increased by $3.6 million to mitigate impairment charges related to the further decline in the estimated recoverable value of our Alabama notes receivables and a building we hold for sale in the United Kingdom.

The 100.6% result for the consolidated revenue metric produced a bonus payout of 104.0% of target for this metric. The 97.4% result for adjusted OIBI produced a bonus payout of 87.2% of target for this metric. Averaging the two payouts as a percent of target (as noted in the table above) resulted in a bonus payout of approximately 95.6% of the targeted amount. The Compensation Committee made no discretionary adjustments to the fiscal 2013 bonuses for our NEOs. Accordingly, the final bonus payments and payments as a percentage of the target bonus for the NEOs in fiscal 2013 were approved by the Compensation Committee as follows:

Name	Target Bonus as a % of Salary	Target Bonus ($)	Final Bonus ($)	Final Bonus as a % of Target
Patti S. Hart	150%	1,500,000	1,434,000	95.6%
John M. Vandemore	100%	350,000	334,600	95.6%
Eric A. Berg	75%	337,500	322,650	95.6%
Eric P. Tom	75%	306,000	292,536	95.6%
Paul C. Gracey, Jr.	75%	251,250	240,195	95.6%

While the Compensation Committee has discretion to make bonus awards to executives outside of the annual incentive plan, it generally only does so with respect to new hire or promotional awards. No discretionary bonuses were awarded to the NEOs in fiscal 2013.

The Compensation Committee decided to not materially change the Company's annual bonus plan for fiscal 2014, and no NEO's target bonus level (expressed as a percentage of base salary) has been increased for fiscal 2014. The fiscal year 2014 bonus plan for the NEOs will, like the fiscal 2013 bonus plan for the NEOs, be based on the Company's consolidated revenue and adjusted OIBI performance for the corresponding year. Under the fiscal year 2014 bonus plan for the NEOs, the portion of each NEO's bonus corresponding to a particular financial measure will be determined as follows: no bonus will be payable if less than 80% of the "threshold" level of performance is achieved for that metric, 50% of the corresponding target bonus amount will be payable for achievement of the "threshold" level of performance, the corresponding target bonus amount will be payable for "target" level performance, and 200% of the corresponding target bonus amount for achievement of the "maximum" level of performance (with the bonus for performance in between levels determined on a straight-line basis).

Long-Term Incentive Compensation  —  Our policy is that the long-term compensation of our NEOs and other executive officers should be directly linked to the value provided to our stockholders and that long-term compensation should incentivize our executives to increase stockholder value. In addition, we believe that the design of long-term incentives should be readily understood by participants and should provide retention incentives for the executives to remain employed by IGT. The Company's equity incentive program has (as described in our past proxy statements) evolved over the last several years, and based on recommendations of FW Cook, was further modified in fiscal 2013 as described in more detail below.

Fiscal 2013 Tranche of the Fiscal 2012 Long-Term Incentives

The Company's annual equity awards granted in fiscal 2012 to Ms. Hart and Mr. Berg included performance-based RSUs (the "2012 Performance-Based RSUs"). These awards were separated into three equal tranches (2012, 2013 and 2014), and the vesting of each tranche is dependent upon performance targets established by the Compensation Committee on an annual basis at the start of the corresponding year. Since the performance targets are established each year (as opposed to all at the time of grant), for accounting purposes, each of these awards is treated as three separate annual grants (i.e., the fiscal 2012 tranche was treated as an award in fiscal 2012, the fiscal 2013 tranche is treated as an award in fiscal 2013, and the fiscal 2014 tranche will be treated as an award for fiscal 2014). Accordingly, the Summary Compensation Table and the Grants of Plan-Based Awards — Fiscal 2013 table, below, each treat the 2013 tranche of these awards as an award in, and as compensation for, fiscal 2013.

For each of the fiscal 2012 and fiscal 2013 tranches of the 2012 Performance-Based RSUs, the Compensation Committee selected "free cash flow" (before dividends) as the performance target metric. This metric was selected because we consider free cash flow (before dividends) a relevant measure in determining the success of our business. Vesting of the performance-based RSUs is also generally subject to the continued employment of the executive with IGT during the applicable performance period and through the applicable vesting date. The payout is all-or-nothing at each vesting date (meaning there is no partial vesting of the RSUs that relate to performance for a particular fiscal year for performance short of the applicable performance target for that year). Upon achievement of the performance target for a given year, vesting will occur for the applicable portion of the award (the one-third portion of the total award corresponding to that year, plus, as described below, any one-third portion carried over from the previous year). Upon vesting of an RSU award, the award holder is paid one share of IGT common stock for each vested unit.

Any portion of an award not earned in a given year due to failure to achieve the applicable performance target for such year will be carried over once to the subsequent year and may be earned upon achievement of the target for such subsequent year. The carried-over portion is forfeited if the applicable performance target is not achieved in the immediately following year. With respect to the one-third portion of the award subject to performance in the third and final year of an award, such portion may be carried over to a fourth year in the event the performance measure applicable to such portion of the award is not achieved in the third year. The 2012 Performance-Based RSUs provide that the Compensation Committee will adjust financial results (or the performance targets, as the case may be) to preserve the incentives intended at the time of grant of the award and address the potential impact of any changes in applicable accounting rules and significant transactions that may occur during the year.

The Compensation Committee determined that the performance goal with respect to the portion of the 2012 Performance-Based RSUs eligible to vest for fiscal 2012 performance was achieved and, accordingly, the applicable portion of such RSUs vested at the end of fiscal 2012. For the portion of these awards eligible to vest based on fiscal 2013 performance, the Compensation Committee established IGT's adjusted free cash flow (before dividends) target at $353.6 million. In establishing the free cash flow target with respect to fiscal 2013, the Compensation Committee provided that free cash flow (or the free cash flow target, as the case may be) would be adjusted to preserve the incentives intended at the time of grant of the award and mitigate the effect of any changes in applicable accounting rules and significant transactions that may occur during the year. In accordance with this methodology, the Compensation Committee adjusted the fiscal 2013 free cash flow (before dividends) target to preserve the incentives intended at the time of grant of the awards and mitigate the impact of a re-classification of certain payments made in connection with the acquisition of Double Down Interactive from investing to operating activities. Such adjustment was $46.9 million, producing a new fiscal 2013 free cash flow (before dividends) target of $306.7 million. IGT's actual free cash flow (before dividends) for fiscal 2013 was $334.8 million. Accordingly, the fiscal 2013 tranche of the 2012 Performance-Based RSUs vested at the end of fiscal 2013.

Executive Compensation

Fiscal 2013 Long-Term Incentives

We modified the long-term incentive grant program for fiscal 2013 to increase the performance-based vesting emphasis of the awards. In December 2012, our annual grants to our NEOs (other than Mr. Gracey) consisted of a mix of 60% performance-based RSUs and 40% time-based RSUs. The fiscal 2013 annual grant to Mr. Gracey consisted of a mix of 20% performance-based RSUs and 80% time-based RSUs as, at the time of the award grant, he was not an NEO and the annual equity award program then in effect for our non-NEO executives consisted of a 20%/80% split. In addition, we changed the performance metric of the performance-based RSUs from free cash flow (before dividends) to a combination of EPS and Relative TSR. We believe the fiscal 2013 performance-based RSUs further enhance the Company's pay-for-performance philosophy by linking a greater portion of each NEO's potential long-term incentives to specific performance goals. We also believe that using multiple performance criteria to determine vesting of the awards (as we do to determine payouts under our annual bonus plan) provides a stronger indicator of Company achievement than using a single performance metric. EPS was selected because we believe it is a key indicator of operational performance and frequently used by investors and Relative TSR was selected to further enhance the focus on stockholder value creation. These metrics are also distinct from the metrics applied under our annual bonus plan.

The fiscal 2013 performance-based RSUs awarded to each NEO will vest as follows: 67% of the target number of the NEO's RSUs covered by the award will vest based on the two-year performance period consisting of the Company's 2013 and 2014 fiscal years; and the remaining 33% of the target number of the NEO's RSUs covered by the award will vest based on the three-year performance period consisting of the Company's 2013, 2014 and 2015 fiscal years. The use of two performance periods is intended to help smooth the transition from time-based vesting awards (which generally have multiple vesting dates) to the inclusion of performance-based RSUs as a greater component of our annual long-term incentive awards for our NEOs.

The payout for each performance period under the fiscal 2013 performance-based RSUs will be based on (1) IGT's average EPS growth during the applicable performance period compared to a pre-established scale and (2) adjusted up or down based on IGT's TSR performance relative to the fiscal 2013 peer group approved by the Compensation Committee. The payout scale for EPS will range from 0 to 150% of the target number of RSUs covered by the award corresponding to that particular performance period. Once the payout has been determined based on the EPS scale, the actual number of units payable will be adjusted up or down (by increasing or decreasing the number of units by up to 33% of the number of units determined by first applying the EPS scale) based on the Company's Relative TSR performance for the applicable performance period (relative to the TSRs for the performance period of the companies included in the Company's peer group of companies identified above). For purposes of these awards, the average EPS growth payout scale and the scale for determining the Relative TSR modifier are as follows:

Average EPS Growth Payout Scale		TSR Percentile Scale
Average EPS Growth for the Performance Period	Payout Percentage	TSR Percentile for the Performance Period	Modifier Percentage
Less than 5%	0%	Less than 25%	-33%
5%	25%	25%	-33%
6%	40%	30%	-26%
7%	55%	35%	-20%
8%	70%	40%	-13%
9%	85%	45%	-7%
10%	100%	50%	0%
11%	110%	55%	7%
12%	120%	60%	13%
13%	130%	65%	20%
14%	140%	70%	26%
15% or Greater	150%	75% or Greater	33%

For average EPS growth or TSR percentile results between two points in the preceding table, the actual payout percentage will be determined on a linear basis between the two closest points based on the actual average EPS growth or TSR percentile performance achieved.

For example, if the Company's average EPS growth during the applicable performance period is 11%, and the Company's Relative TSR for that performance period is in the 60th percentile, the portion of the target number of an NEO's performance-based RSUs corresponding to that performance period that would be eligible to vest (subject to continued employment) would be 124.3% (110% based on average EPS growth for the performance period of 11%, multiplied by a factor of 1.13 for the 13% modifier percentage corresponding to Relative TSR for the performance period at the 60th percentile).

Accordingly, the effect of the EPS scale and the Relative TSR modifier is that a recipient of a fiscal 2013 performance-based RSU award will have the potential to earn between 0% and 200% of the target number of RSUs corresponding to a particular performance period (note that the actual number of RSUs subject to each award at the "maximum" level is slightly less than 200% of the RSUs subject to the award at the "target" level due to rounding conventions used in the vesting provisions of the award).

The design and metrics selected are intended to provide alignment between the benefit realized by the executive from the award and our internal financial performance and investors' returns. Except as described below under the heading "Potential Payments Upon Termination or Change in Control," vesting of the performance-based RSUs is generally subject to the continued employment of the executive with IGT through the corresponding performance period. The 2013 performance-based RSUs provide that, for purposes of determining EPS under the award, the Compensation Committee will adjust the Company's EPS for the applicable fiscal year to eliminate the financial statement impact of (1) employee retention and earn-out costs that result from mergers and acquisitions, (2) divestitures, (3) any new changes in applicable accounting standards announced during the year, (4) the dispositions or impairments of long-lived assets (excluding gaming operations equipment), (5) early extinguishment of debt and debt related instruments, and (6) natural disasters and related insurance recoveries.

The number of shares of Company common stock covered by our fiscal 2013 equity awards to our NEOs are as follows:

Name	Performance-Based RSU Award (at "target" performance)	Time-Based RSU Award
Patti S. Hart	176,968	137,961
John M. Vandemore	46,746	36,443
Eric A. Berg	33,390	26,030
Eric P. Tom	33,390	26,030
Paul C. Gracey, Jr.	6,183	28,923

In November 2012, Mr. Gracey received, in addition to his annual equity award grant described above, an award of 43,516 time-based RSUs in connection with his appointment as General Counsel and Secretary. This award was negotiated with Mr. Gracey in connection with his hiring. As with the other time-based RSU awards granted to our NEOs, this RSU award is scheduled to vest in equal annual installments on each of the first four anniversaries of the grant date, provided that Mr. Gracey continues to be employed with us through the applicable vesting date.

Based on an analysis provided by FW Cook (based on public information at the time the Compensation Committee approved the fiscal 2013 equity awards for our NEOs), the grant date fair value of the equity awards granted to Mr. Vandemore in fiscal 2013 generally approximated the median for similar positions at our peer group of companies, the grant date fair values of the equity awards granted to Messrs. Berg, Tom and Gracey in fiscal 2013 were less than the 50th percentile for similar positions at our peer group of companies, and the grant date fair value of the equity awards granted to Ms. Hart in fiscal 2013 was between the 50th percentile and the 75th percentile for similar positions at our peer group of companies. Based on its subjective assessment of the factors noted above under "Executive Compensation Decisions," the Compensation Committee believed that these grant levels were appropriate and competitive. The Compensation Committee believed that it was appropriate for Ms. Hart's level to exceed the median for similar positions at our peer group of companies based on its subjective assessment of her significant experience and leadership.

Employment Agreement With Ms. Hart

On November 14, 2013, the Compensation Committee approved a new employment agreement with Ms. Hart. The new employment agreement replaces Ms. Hart's March 2009 employment agreement with IGT. Ms. Hart did not receive a base salary increase, or a target bonus increase, in connection with the new employment agreement. There were changes to the termination of employment provisions reflected in the new employment agreement when compared with Ms. Hart's March 2009 employment agreement. The Compensation Committee believes that these provisions, which were negotiated with Ms. Hart, are in line with competitive practices for similar positions at our peer group of companies. Ms. Hart's March 2009 employment agreement and her new employment agreement are summarized below under

Executive Compensation

the "Description of Employment Agreements — Salary and Bonus Amounts" and "Potential Payments Upon Termination or Change in Control" sections of this proxy statement.

Executive Transition Agreements

On January 13, 2014, the Compensation Committee approved new executive transition agreements with Messrs. Vandemore, Berg, Tom and Gracey. The new executive transition agreements replace each executive's prior executive transition agreement with IGT. The prior executive transition agreements and the new executive transition agreements with Messrs. Vandemore, Berg, Tom and Gracey are summarized below under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

Other Benefits and Policies

Deferred Compensation Opportunities  —  Under our Nonqualified Deferred Compensation Plan, which is generally available to our more highly compensated employees (including our NEOs), eligible employees may elect to defer payment to a later payment date of up to 50% of their annual base salaries and annual incentive bonuses. This deferral opportunity provides a tax planning opportunity to our executives. Please see the "Nonqualified Deferred Compensation — Fiscal 2013" section below for a description of these benefits.

Benefits Programs  —  With the exception of our Nonqualified Deferred Compensation Plan and limited perquisites reported and described in the Summary Compensation Table below, the Company provides executives with the same benefit plans offered to our employees generally. During 2013, the CEO and other NEOs were eligible for the Company's 401(k) plan and our Employee Stock Purchase Plan ("ESPP"). The 401(k) plan allows eligible employees to contribute up to 40% of their base pay up to certain IRS prescribed limits. In fiscal 2013, IGT matched 100% of an employee's salary deferral contributions to the 401(k) plan, up to the first 1% of the employee's compensation, plus 50% of salary deferral contributions that exceed 1% of the employee's compensation but do not exceed 6% of the employee's compensation. Our ESPP provides eligible employees an opportunity to purchase a limited number of shares of IGT common stock at a discount, subject to the terms and limits of the plan and under the Internal Revenue Code. IGT does not maintain any defined benefit pension or supplemental pension programs for its executive officers.

Severance and Other Benefits upon Termination of Employment  —  We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. In addition, severance protections in a change-in control context help ensure leadership continuity and appropriate behaviors during a time of transition, including a sustained focus on the best interests of stockholders and the Company. Accordingly, we provided severance protections for Ms. Hart in her employment agreement and for the other NEOs in executive transition agreements, and in the terms and conditions of certain equity awards granted to them.

For a more detailed description of the terms of these arrangements, as well as a description of the terms of a new employment agreement entered into with Ms. Hart in November 2013, please refer to "Potential Payments Upon Termination or Change in Control" below.

Stock Ownership Guidelines, Clawback Policy, No Pledging Policy  —  As discussed in more detail on pages 19 through 20, we maintain Executive Officer Equity Holding Guidelines, an Executive Compensation Recoupment Policy, and a policy against members of our board of directors and IGT executives pledging IGT securities (except pursuant to equity awards granted by IGT or in accordance with the terms of IGT's employee benefit plans).

Tax Considerations  —  Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee also considers the anticipated tax treatment to IGT and to the executives of various payments and benefits, including the effect of Section 162(m). The Compensation Committee retains discretion, however, to implement executive compensation programs that may not be deductible under Section 162(m) if the Compensation Committee believes the programs are nevertheless appropriate to help achieve our primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of IGT and our stockholders.

Executive Compensation

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis section be included in this proxy statement to be filed with the SEC.

COMPENSATION COMMITTEE

Greg Creed, Chair
Paget L. Alves
Tracey D. Weber

Unless IGT specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

 Compensation Committee Interlocks and Insider Participation

Mr. Alves, Ms. Chaffin, Mr. Creed, Mr. Roberson and Ms. Weber each served on the Compensation Committee during all or part of fiscal 2013. None of these directors is or has been a former or current executive officer or employee of IGT or had any relationships requiring disclosure by IGT under Item 404 of Regulation S-K promulgated by the SEC. None of IGT's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2013.

Compensation of Named Executive Officers

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for fiscal 2013, 2012 and 2011. The primary elements of each NEO's total compensation reported in the table are base salary, an annual bonus (non-equity incentive plan compensation), and long-term equity incentives consisting of time- and performance-based RSUs. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO's base salary and annual bonus is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards-Fiscal 2013 table and the accompanying description of the material terms of the RSU awards granted during fiscal 2013 provide information regarding the long-term equity incentives awarded to our NEOs in fiscal 2013. The Outstanding Equity Awards at Fiscal 2013 Year-End and Option Exercises and Stock Vested-Fiscal 2013 tables provide further information on the NEOs' potential realizable value and actual value realized with respect to their equity awards.

Executive Compensation

 Summary Compensation Table — Fiscal 2013, 2012 and 2011

The following table presents information regarding compensation of each of our NEOs for services rendered during fiscal 2013, 2012 and 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2,3]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[4]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Patti S. Hart	2013	1,000,000	—	5,209,103	—	1,434,000	—	16,611	7,659,714
Chief Executive Officer	2012	955,385	—	3,445,000	—	1,564,500	—	34,254	5,999,139
	2011	800,000	—	4,827,900	1,658,747	1,241,728	—	5,187	8,533,562
John M. Vandemore[5]	2013	350,000	—	1,260,002	—	334,600	—	12,918	1,957,520
Executive Vice President, Emerging Businesses, Chief Financial Officer and Treasurer	2012	215,385	150,000	598,733	—	365,050	—	87,720	1,416,888
Eric A. Berg[6]	2013	450,000	—	1,010,454	—	322,650	—	84,245	1,867,349
Chief Operations Officer	2012	450,000	—	866,663	—	430,241	—	258,435	2,005,339
	2011	86,538	395,458	667,661	698,445	—	—	410,952	2,259,054
Eric P. Tom[7]	2013	408,000	—	899,991	—	292,536	—	20,568	1,621,095
Executive Vice President, Global Sales	2012	406,215	—	750,000	—	319,158	—	9,017	1,484,390
	2011	400,000	—	2,012,290	662,559	310,431	—	5,436	3,390,716
Paul C. Gracey, Jr.[8]	2013	335,000	75,000	1,023,496	—	240,195	—	178,446	1,852,137
General Counsel and Secretary
1
As described in the CD&A above, the NEOs' annual bonuses consist of a cash bonus pursuant to each executive's annual incentive award. The threshold, target and maximum amounts for each NEO's annual incentive award are reported in the Grants of Plan-Based Awards table below. For each fiscal year in the table above, the actual amounts awarded to each NEO under the bonus program are reflected in column (g) above. In addition, as reflected in column (d) above, Mr. Vandemore was paid a signing bonus of $150,000 in fiscal 2012 when he was appointed to the position of IGT's Chief Financial Officer and Treasurer, Mr. Berg was paid a bonus of $300,000 in fiscal 2011 when he was appointed IGT's President and received a guaranteed pro-rated incentive bonus equal to 100% of his annual base salary for the period from July 18, 2011 through October 1, 2011 ($95,498), and Mr. Gracey was paid a signing bonus of $75,000 in fiscal 2013 when he was appointed IGT's General Counsel and Secretary.

2
The amounts reported in columns (e) and (f) of the table above for each fiscal year reflect the aggregate grant date fair value of the stock awards and option awards, respectively, granted to our NEOs during the fiscal year, as computed in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718, Compensation-Stock Compensation disregarding any estimate of forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to value the awards reported in columns (e) and (f) of the table above, please see the discussion of stock awards and option awards in our Annual Report on Form 10-K for fiscal 2013 under Note 1 — Summary of Significant Accounting Policies — Share-based Compensation. For information about the stock awards granted to our NEOs in fiscal 2013, please see the discussion under "Grants of Plan-Based Awards — Fiscal 2013" below.

3
As described in the CD&A above, the 2012 Performance-Based RSUs are subject to performance vesting requirements over fiscal 2012, fiscal 2013 and fiscal 2014, with such performance goals being established at the beginning of these years, and with the total number of units approved by the Compensation Committee for the awards divided into three tranches, each covering one-third of the total number of units subject to the award and each corresponding to one of the three years in the performance period. For purposes of our accounting and under applicable SEC rules, each of these grants is treated as three separate annual grants (corresponding to the three years in the performance period, with one-third of the total number of RSUs covered by the award considered to have been granted in each of fiscal 2012, fiscal 2013, and fiscal 2014).

Also as described in the CD&A above, the Company awarded performance-based RSUs to the NEOs in fiscal 2013 with a "target" number of shares subject to the awards and with the ultimate payout under the awards ranging from 0% to 200% of the targeted level dependent upon actual performance (note that the actual number of shares subject to each award at the "maximum" level is slightly less than 200% of the shares subject to the award at the "target" level due to rounding conventions used in the vesting provisions of the award).

In accordance with applicable SEC rules, column (e) of the table above for fiscal 2012 includes the grant date fair values of the time-based RSUs awarded in fiscal 2012 and the grant date fair values of one-third of the total number of 2012 Performance-Based RSUs (the portion of the units covered by each such grant that was eligible to vest based on the Company's performance in fiscal 2012). In accordance with applicable SEC rules, column (e) of the table above for fiscal 2013 includes the grant date fair values of the time-based RSUs awarded in fiscal 2013, the grant date fair values of one-third of the total number of 2012 Performance-Based RSUs (the portion of the units covered by each such grant that was eligible to vest based on the Company's performance in fiscal 2013), the grant date fair values (based on the "target" level of performance, which was the performance outcome we originally judged to be probable as of the grant date of the awards) of the performance-based RSUs awarded in fiscal 2013, and the incremental fair value of the one-third of the total number of 2012 Performance-Based RSUs that vested based on the Company's performance in fiscal 2012 as a result of a modification of the awards in fiscal 2013 (as discussed in footnote (5) to the Grants of Plan-Based Awards — Fiscal 2013 table below).

The following table presents the grant date fair value of the 2013 performance-based RSUs under two sets of assumptions: (a) assuming that the "target" level of performance would be achieved, which we originally judged to be the probable outcome, and (b) assuming the maximum payout of the awards (approximately 200% of the targeted level).

	2013 Performance-Based RSUs
Name	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance*) ($)
Patti S. Hart	2,861,997	4,292,996
John M. Vandemore	755,995	1,113,993
Eric A. Berg	539,996	809,994
Eric P. Tom	539,996	809,994
Paul C. Gracey, Jr.	99,994	149,991
*
As described in the CD&A above, the performance-based vesting conditions applicable to these awards include (a) a Company EPS growth component, and (b) a Company Relative TSR component. In accordance with applicable accounting rules, the impact of the Relative TSR component is taken into account in both the presentation based on probable outcome and the presentation based on maximum performance. Accordingly, the maximum payout of the awards presented above is approximately 150% of the corresponding aggregate grant date fair value based on probable outcome to reflect the maximum 150% payout that may result from applying the Company EPS growth component of the awards.

As described above in the CD&A, each tranche of the 2012 Performance-Based RSUs vests on an all-or-nothing basis. Accordingly, the grant date fair value of each tranche of these awards is presented assuming that that applicable performance condition is satisfied and there is no distinction between target and maximum levels of performance.

4
The following table provides detail on the amounts reported for fiscal 2013 in the "All Other Compensation" column of the Summary Compensation Table above for each NEO:

Name	401(k) Matching & Profit Sharing Contribution ($)	Life Insurance Premiums ($)	Relocation Expenses ($)	Tax Preparation ($)	Club Membership Dues ($)	Medical Reimbursement ($)	Total ($)
Patti S. Hart	10,150	5,832	—	—	—	629	16,611
John M. Vandemore	9,288	2,419	1,211	—	—	—	12,918
Eric A. Berg	6,977	609	72,499	—	3,700	460	84,245
Eric P. Tom	9,400	5,370	—	—	5,798	—	20,568
Paul C. Gracey, Jr.	8,400	3,054	160,040	1,275	5,677	—	178,446
5
Mr. Vandemore was appointed Chief Financial Officer and Treasurer effective February 13, 2012, and was not employed by the Company prior to such appointment. Mr. Vandemore was appointed Executive Vice President, Emerging Businesses, Chief Financial Officer and Treasurer effective November 1, 2013.

6
Mr. Berg was appointed Chief Operations Officer effective June 4, 2012. Prior to this appointment, Mr. Berg served as President of the Company.

7
Mr. Tom was appointed Executive Vice President Global Sales effective June 4, 2012. Prior to this appointment, Mr. Tom served the Company as Executive Vice President North America Sales and Global Services.

8
Mr. Gracey was appointed General Counsel and Secretary effective September 24, 2012, and was not employed by the Company prior to such appointment.

Description of Employment Agreements — Salary and Bonus Amounts

Ms. Hart's employment agreement in effect in fiscal 2013 did not have a specified term. The employment agreement provided that Ms. Hart would receive an annualized base salary of $800,000, subject to annual review by the Compensation Committee. Effective December 2011, the Compensation Committee approved an increase in annual base salary for Ms. Hart to $1,000,000. The employment agreement also provided for annual bonus opportunities for Ms. Hart with a target annual bonus equal to 200% of her base salary. Commencing

Executive Compensation

with fiscal 2011, Ms. Hart consented to a reduction in her target annual percentage to 150% of her base salary. The amount of the annual bonus was to be determined based on IGT's financial performance during the year and Ms. Hart's achievement of non-financial performance objectives, as determined by the Compensation Committee for that year. The Compensation Committee would determine Ms. Hart's actual bonus amount each year. The employment agreement also provided for Ms. Hart to participate in IGT's employee benefit plans and programs in accordance with the terms of such plans or programs. Provisions of this agreement relating to outstanding equity incentive awards and post-termination employment benefits are discussed below under the applicable sections of this proxy statement.

In November 2013, we entered into a new employment agreement with Ms. Hart, which replaces Ms. Hart's employment agreement described above. Ms. Hart's new employment agreement does not have a specified term. Ms. Hart's base salary and target annual bonus levels were not increased under her new employment agreement, as her new employment agreement provides that Ms. Hart will continue to receive an annual base salary of $1,000,000, subject to annual review by the Compensation Committee, and also provides for annual bonus opportunities for Ms. Hart with a target annual bonus equal to 150% of her base salary and a maximum annual bonus equal to 300% of her base salary. The amount of the annual bonus is to be determined based on IGT's financial performance during the year and Ms. Hart's achievement of non-financial performance objectives, as determined by the Compensation Committee for that year. The actual amount of Ms. Hart's bonus each year will be determined by the Compensation Committee. The new employment agreement also provides that Ms. Hart will be considered for annual IGT equity incentive awards in the sole discretion of the Compensation Committee, and also provides for Ms. Hart to participate in IGT's employee benefit plans and programs available to its senior executives and in accordance with the terms of such plans or programs. Provisions of Ms. Hart's new employment agreement relating to outstanding equity incentive awards and post-termination employment benefits are discussed below under the applicable sections of this proxy statement.

We do not have employment agreements with our NEOs other than Ms. Hart, and as a result their base salary and bonus opportunities are not fixed by contract. The terms of severance agreements we have entered into with each of the NEOs other than Ms. Hart are described below under "Potential Payments Upon Termination or Change in Control."

 Grants of Plan-Based Awards — Fiscal 2013

The following table presents information regarding the incentive awards granted to our NEOs for fiscal 2013.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Patti S. Hart	N/A	[2]	—	1,500,000	3,000,000	—	—	—	—	—	—	—
	11/15/2012	[3]	—	—	—	—	17,411	—	—	—	—	213,981
	12/13/2012	[4]	—	—	—	—	176,968	353,051	—	—	—	2,861,997
	12/13/2012		—	—	—	—	—	—	137,961	—	—	1,908,001
	11/6/2012	[5]	—	—	—	—	17,411	—	—	—	—	225,124
John M.	N/A	[2]	—	350,000	700,000	—	—	—	—	—	—	—
Vandemore	12/13/2012	[4]	—	—	—	—	46,746	93,258	—	—	—	755,995
	12/13/2012		—	—	—	—	—	—	36,443	—	—	504,007
Eric A. Berg	N/A	[2]	—	337,500	675,000	—	—	—	—	—	—	—
	11/15/2012	[3]	—	—	—	—	4,380	—	—	—	—	53,830
	12/13/2012	[4]	—	—	—	—	33,390	66,613	—	—	—	539,996
	12/13/2012		—	—	—	—	—	—	26,030	—	—	359,995
	11/6/2012	[5]	—	—	—	—	4,380	—	—	—	—	56,633
Eric P. Tom	N/A	[2]	—	306,000	612,000	—	—	—	—	—	—	—
	12/13/2012	[4]	—	—	—	—	33,390	66,613	—	—	—	539,996
	12/13/2012		—	—	—	—	—	—	26,030	—	—	359,995
Paul C.	N/A	[2]	—	251,250	502,500	—	—	—	—	—	—	—
Gracey, Jr.	11/16/2012		—	—	—	—	—	—	43,516	—	—	523,497
	12/13/2012	[4]	—	—	—	—	6,183	12,335	—	—	—	99,994
	12/13/2012		—	—	—	—	—	—	28,923	—	—	400,005
1
The amounts reported in column (l) of the table reflect the aggregate grant date fair value of the awards as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in column (l), please see footnote (2) to the Summary Compensation Table above.

2
These entries report the target and maximum amounts for each NEOs fiscal 2013 annual incentive bonus opportunity as described under "Annual Incentive Bonuses" in the CD&A above. There are no threshold amounts for these awards.

3
This award reflects the 2013 tranche of the 2012 Performance-Based RSUs. As described in the CD&A above, these RSU awards were originally approved by the Compensation Committee during fiscal 2012 and are subject to performance vesting requirements over fiscal 2012, fiscal 2013 and fiscal 2014, with the performance goals for each year established at the beginning of that year. For accounting purposes, each 2012 Performance-Based Award is treated as three separate annual grants and, accordingly, the table above presents the one-third portion of the total number of RSUs subject to the NEO's 2012 Performance-Based RSU award that was eligible to vest based on the Company's achievement of financial performance goals established for fiscal 2013.

4
As described in the CD&A above, these RSU awards are subject to performance vesting requirements with a "target" number of shares subject to the awards and with the ultimate payout under the awards ranging from 0% to 200% of the targeted level dependent upon actual performance. In accordance with applicable SEC rules, the table above presents the total number of RSUs subject to each grant that would vest assuming that the "target" level of performance would be achieved and assuming the "maximum" payout of the awards (200% of the targeted level); note that the actual number of shares subject to each award at the "maximum" level is slightly less than 200% of the shares subject to the award at the "target" level due to rounding conventions used in the vesting provisions of the award. The grant date fair values of these awards are presented based on the "target" level of performance, which was the performance outcome we originally judged to be probable as of the grant date of the awards.

5
This award reflects the 2012 tranche of the 2012 Performance-Based RSUs (the one-third portion of the total number of RSUs subject to the NEO's 2012 Performance-Based RSU award grant that was eligible to vest based on the Company's achievement of financial performance goals established for fiscal 2012). The 2012 tranche of these awards was reflected in the Summary Compensation Table for fiscal 2012, and was reported in the Grants of Plan-Based Awards — Fiscal 2012 table included in IGT's proxy statement filed in 2013. However, certain adjustments were made to the Company's free cash flow (before dividends) results for fiscal 2012 in determining that the 2012 tranches of these awards vested for fiscal 2012. These adjustments were discussed under "Fiscal 2012 Long-Term Incentives" in the Compensation Discussion & Analysis section of IGT's proxy statement filed in 2013. IGT determined that the adjustment to the awards to account for differences in the timing and the accounting treatment for the sale of certain gaming machines that occurred during fiscal 2012 constituted a "modification" of the awards for accounting purposes. Since this vesting determination occurred in fiscal 2013, and in accordance with applicable SEC rules, the incremental fair value of the modified portion of the awards is included in the table above (and in the Summary Compensation Table) as an award and compensation for fiscal 2013. For this purpose, incremental fair value has been determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in column (l), please see footnote (2) to the Summary Compensation Table above. While the modification of the 2012 tranche of these awards resulted in that tranche being reported as compensation for fiscal 2012 and again as compensation for fiscal 2013, there was no duplicate payment — there was only one payment to the NEO of the number of shares corresponding to the 2012 tranche of the NEO's award.

Executive Compensation

Description of Plan-Based Awards

Non-Equity Incentive Plan Awards

The material terms of each of the "Non-Equity Incentive Plan Awards" reported in the Grants of Plan-Based Awards-Fiscal 2013 table above are described in the CD&A under the heading "Fiscal 2013 Executive Compensation Decisions-Annual Incentive Bonuses."

Equity Incentive Plan Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of our SIP. The SIP is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a NEO upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Stock Options.    We did not grant stock options to our NEOs during fiscal 2013.

Restricted Stock Units.    An RSU represents a contractual right to receive one share of our common stock if the applicable vesting requirements are satisfied. Prior to the time the units become vested, the holder of RSUs does not have rights to receive dividends with respect to the shares subject to the RSU award.

Fiscal 2012 Performance-Based Restricted Stock Units.    Column (g) of the table above includes the portion of the 2012 Performance-Based RSUs that are eligible to vest with respect to performance in fiscal 2013. The material terms of each of these awards are described in the CD&A under the heading "Long-Term Incentive Compensation — Fiscal 2013 Tranche of the Fiscal 2012 Long-Term Incentives."

Fiscal 2013 Performance-Based Restricted Stock Units.    Columns (g) and (h) of the table above include awards of performance-based RSUs granted to our NEOs in fiscal 2013 based on achievement of target and maximum performance levels with respect to the awards, respectively. The material terms of each of these awards are described in the CD&A under the heading "Long-Term Incentive Compensation — Fiscal 2013 Long-Term Incentives."

Modification.    Column (g) of the table above also includes, for Ms. Hart and Mr. Berg, the incremental fair value of the 2012 tranche of their 2012 Performance-Based RSUs resulting from the deemed fiscal 2013 modification of those awards as discussed in footnote (5) to the table.

Time-Based Restricted Stock Units.    Column (i) of the table above reports awards of time-based RSUs granted to our NEOs in fiscal 2013 that vest solely on the executive's continued employment or service with us. Each of these awards of time-based RSUs is scheduled to vest in equal annual installments on each of the first four anniversaries of the grant date, provided that the executive continues to be employed with us through the applicable vesting date.

Severance and Change in Control Provisions.    Special severance and change in control provisions applicable to the Company's RSUs awarded to the NEOs are described below under "Potential Payments Upon Termination or Change in Control."

Executive Compensation

 Outstanding Equity Awards at Fiscal 2013 Year-End

The following table presents information regarding the outstanding equity awards held by each of the NEOs as of the last day of fiscal 2013, including the vesting dates for the portions of these awards that had not vested as of that date.

Option Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
(a)		(b)	(c)		(e)	(f)
Patti S. Hart	6/15/2006	40,000	—		36.43	6/15/2016
	3/6/2007	24,000	—		39.95	3/6/2017
	2/27/2008	11,000	—		47.12	2/27/2018
	3/20/2009	496,278	—		9.12	3/20/2019
	12/2/2009	206,891	68,964	[2]	18.97	12/2/2019
	10/4/2010	176,500	176,500	[3]	14.01	10/4/2020
John M. Vandemore	—	—	—		—	—
Eric A. Berg	7/28/2011	10,554	10,554	[4]	18.95	7/28/2021
	7/28/2011	45,546	45,546	[4]	18.95	7/28/2021
Eric P. Tom	8/3/2009	19,588	—		20.42	8/3/2019
	8/3/2009	25,412	—		20.42	8/3/2019
	12/2/2009	43,102	14,368	[2]	18.97	12/2/2019
	6/14/2010	19,959	6,654	[5]	19.23	6/14/2020
	10/4/2010	70,500	70,500	[3]	14.01	10/4/2020
Paul C. Gracey, Jr.	—	—	—		—	—

Executive Compensation

Stock Awards

Name	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
(a)		(g)		(h)	(i)		(j)
Patti S. Hart	12/2/2009	28,564	[2]	549,286	—		—
	10/4/2010	363,000	[6]	6,980,490	—		—
	12/16/2011	157,843	[7]	3,035,321	—		—
	12/16/2011	—		—	17,411	[8]	334,814
	12/13/2012	137,961	[10]	2,652,990	—		—
	12/13/2012	—		—	176,968	[11]	3,403,095
John M. Vandemore	2/17/2012	31,646	[9]	608,553	—		—
	12/13/2012	36,443	[10]	700,799	—		—
	12/13/2012	—		—	46,746	[11]	898,926
Eric A. Berg	7/28/2011	18,183	[4]	349,659	—		—
	12/16/2011	39,709	[7]	763,604	—		—
	12/16/2011	—		—	4,380	[8]	84,227
	12/13/2012	26,030	[10]	500,557	—		—
	12/13/2012	—		—	33,390	[11]	642,090
Eric P. Tom	12/2/2009	3,312	[2]	63,690	—		—
	12/2/2009	5,951	[2]	114,438	—		—
	6/14/2010	2,681	[5]	51,556	—		—
	10/4/2010	151,300	[6]	2,909,499	—		—
	12/16/2011	37,227	[7]	715,875	—		—
	12/13/2012	26,030	[10]	500,557	—		—
	12/13/2012	—		—	33,390	[11]	642,090
Paul C. Gracey, Jr.	11/16/2012	43,516	[12]	836,813	—		—
	12/13/2012	28,923	[10]	556,189	—		—
	12/13/2012	—		—	6,183	[11]	118,899
1
The dollar amounts shown in columns (h) and (j) are determined by multiplying (x) the number of shares or units reported in columns (g) and (i), respectively, by (y) $19.23 (the closing price of our common stock on the last trading day of fiscal 2013).

2
The portions of these awards that were unvested at the end of fiscal 2013 vested in one installment on December 2, 2013.

3"'
A portion of these awards that were unvested at the end of fiscal '>2013 vested on October 4, 2013 and the remainder will vest in one installment on October 4, 2014.

4
The unvested portions of these awards are scheduled to vest in two installments on July 28, 2014 and July 28, 2015.

5
The unvested portion of this award is scheduled to vest in one installment on June 14, 2014.

6
The portions of these awards that were unvested at the end of fiscal 2013 vested in one installment on October 4, 2013.

7
A portion of these awards that were unvested at the end of fiscal 2013 vested on December 16, 2013 and the remainder will vest in two installments on December 16, 2014 and December 16, 2015.

8
As described in the CD&A above, these 2012 Performance-Based RSU awards are subject to performance vesting requirements over fiscal 2012, fiscal 2013 and fiscal 2014, with such performance goals being established at the beginning of these years. For accounting purposes each of these grants is treated as three separate annual grants. The table above presents the remaining portion of the awards (the portion eligible to vest in fiscal 2014).

9
The unvested portion of this award is scheduled to vest in three installments on February 17, 2014, February 17, 2015 and February 17, 2016.

10
A portion of this award that was unvested at the end of fiscal 2013 vested on December 13, 2013 and the remainder will vest in three installments on December 13, 2014, December 13, 2015 and December 13, 2016.

11
As described in the CD&A above, these RSU awards are subject to performance vesting requirements with a "target" number of shares subject to the awards and with the ultimate payout under the awards ranging from 0% to 200% of the targeted level dependent upon actual performance (note that the actual number of shares subject to each award at the "maximum" level is slightly less than 200% of the shares subject to the award at the "target" level due to rounding conventions used in the vesting provisions of the award). In accordance with applicable SEC rules, the table above presents the total number of RSUs subject to each grant that would vest assuming that the "target" level of performance would be achieved.

12
A portion of this award that was unvested at the end of fiscal 2013 vested on November 16, 2013 and the remainder will vest in three installments on November 16, 2014, November 16, 2015 and November 16, 2016.

Option Exercises and Stock Vested — Fiscal 2013

The following table presents information regarding the exercise of stock options by the NEOs during fiscal 2013, and on the vesting of other stock awards during fiscal 2013 that were previously granted to the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
(a)	(b)	(c)	(d)	(e)
Patti S. Hart	—	—	142,449	2,090,713
John M. Vandemore	—	—	10,548	171,616
Eric A. Berg	—	—	26,707	421,655
Eric P. Tom	—	—	27,602	417,002
Paul C. Gracey, Jr.	—	—	—	—
1
The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share real time fair market value of our common stock at the time of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the day prior to the vesting date.

Nonqualified Deferred Compensation — Fiscal 2013

Under our Deferred Compensation Plan, the NEOs and certain other eligible employees generally may elect to receive a portion of their compensation reported in the Summary Compensation Table above on a deferred basis. Under the plan, each participant may elect to defer up to 50% of his or her base salary, bonuses, and any commissions he or she may earn. In addition, IGT may make discretionary contributions each year to participants' accounts under the Deferred Compensation Plan. Participants become vested in any contributions by IGT that are credited to their accounts under the Deferred Compensation Plan (and earnings on those contributions) after completing seven years of service, or upon death or a change in control of IGT.

Participants in the Deferred Compensation Plan may elect among the investment funds offered under the plan for purposes of determining the earnings on their plan accounts. Subject to applicable tax laws, amounts deferred under the plan are generally distributed on termination of the participant's employment, although participants may elect an earlier distribution date. Distributions are generally paid in a lump sum, but participants who terminate employment after age 55 may receive payment in annual installments if they so elect at the time they commence participating in the plan.

No NEO participated in or had any benefits under the Deferred Compensation Plan at any time during fiscal 2013.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the NEOs in connection with a termination of their employment with IGT and/or a change in control of IGT.

Patti S. Hart

Cash Severance.    Ms. Hart's March 2009 employment agreement, described above under "Description of Employment Agreements — Salary and Bonus Amounts," provided for certain benefits to be paid to Ms. Hart in connection with a termination of her employment with IGT under certain circumstances. If

Executive Compensation

Ms. Hart's employment was terminated either by IGT without cause (as defined in the employment agreement), or by Ms. Hart for good reason (as defined in the employment agreement), or due to Ms. Hart's death or disability, Ms. Hart would be entitled to the following benefits: (1) a severance benefit equal to one times her base salary (at the highest annualized rate in effect at any time during the employment term), payable in 12 monthly installments following her termination; (2) a pro-rata portion of her annual incentive bonus for the year of the termination, provided that such pro-rata bonus amount will not be less than the product of (i) the number of days Ms. Hart was employed by IGT during the fiscal year in which the termination of employment occurs and (ii) her target bonus amount, with such amount payable in 12 monthly installments following her termination; and (3) reimbursement by IGT of her premiums for continued health coverage under COBRA for one year following her termination. IGT's obligation to make these severance payments was contingent on Ms. Hart's executing a release of claims in favor of IGT at the time of her termination and on her compliance with her covenant not to compete with IGT during the one-year period following termination as described below.

As described above under "Description of Employment Agreements — Salary and Bonus Amounts," in November 2013, we entered into a new employment agreement with Ms. Hart, which replaces Ms. Hart's March 2009 employment agreement referred to above. Ms. Hart's new employment agreement provides for certain benefits to be paid to Ms. Hart in connection with a termination of her employment with IGT under certain circumstances. If Ms. Hart's employment is terminated due to her death or disability (as defined in the new employment agreement), Ms. Hart will be entitled to the following benefits: (1) a severance benefit equal to one times her base salary (at the highest annualized rate in effect at any time during the employment term); (2) a pro-rata portion of her annual incentive bonus for the year of the termination, based on the number of days Ms. Hart was employed by IGT during the fiscal year in which the termination of employment occurs; and (3) reimbursement by IGT of her premiums for continued health coverage under COBRA for 12 months following her termination (but only in the event the termination of Ms. Hart's employment is due to her disability). If Ms. Hart's employment is terminated either by IGT without cause (as defined in the new employment agreement) or by Ms. Hart for good reason (as defined in the new employment agreement), Ms. Hart will be entitled to the following benefits: (1) a severance benefit equal to one times (two times if the termination of employment occurs upon or within 18 months following certain changes in control of IGT (defined in the employment agreement as the "protected period")) the sum of (a) her base salary (at the highest annualized rate in effect at any time during the employment term) plus (b) her target bonus amount; (2) a pro-rata portion of her annual incentive bonus for the year of the termination, based on the number of days Ms. Hart was employed by IGT during the fiscal year in which the termination of employment occurs; and (3) reimbursement by IGT of her premiums for continued health coverage under COBRA for 12 months (24 months if the termination of employment occurs upon or within the protected period) following her termination. The cash severance benefits described above are payable in a single lump sum in the month that includes the 60th day following her termination of employment. IGT's obligation to make these severance payments under the new employment agreement is contingent on Ms. Hart's executing a release of claims in favor of IGT at the time of her termination and on her compliance with certain restrictive covenants in favor of IGT following termination as described below.

Equity Awards.    Outstanding equity-based awards held by Ms. Hart may accelerate in connection with a change in control of IGT under the terms of our SIP as noted below.

Ms. Hart's March 2009 employment agreement did not provide any termination of employment provisions that remained applicable to her awards outstanding at the end of fiscal 2013. Pursuant to the terms of Ms. Hart's new employment agreement entered into in November 2013, in the event Ms. Hart's employment is terminated due to her death or disability, Ms. Hart will be entitled to certain vesting of her outstanding equity-based awards as follows:

•
Accelerated vesting of any unvested awards subject to only time-based vesting conditions ("time-based awards") to the extent the time-based awards were otherwise scheduled to vest within the same calendar year as the termination of Ms. Hart's employment or in the following two calendar years;

•
As to unvested equity awards subject to any performance-based vesting conditions ("performance-based awards"), the performance conditions will be deemed satisfied at the "target" level of performance and the payout of the award will be pro-rated based on the portion of the performance period that Ms. Hart was employed by IGT (for purposes of calculating the pro-ration, however, Ms. Hart's employment will be deemed to have ended at the end of the second calendar year following the calendar year in which her employment by IGT terminates); and

•
Any stock options granted to Ms. Hart by IGT and that are outstanding and vested as of the date Ms. Hart's employment by IGT terminates will continue to be exercisable for one year following such termination (subject to the maximum term of the award).

Ms. Hart's new employment agreement also provides that, in the event Ms. Hart's employment is terminated either by IGT without cause or by Ms. Hart for good reason, Ms. Hart will be entitled to certain vesting of her outstanding equity-based awards as follows:

•
Accelerated vesting of any time-based awards to the extent the time-based awards were otherwise scheduled to vest within the same calendar year as the termination of Ms. Hart's employment or in the following calendar year, except that the awards will fully vest if the termination of employment occurs within a protected period;

•
As to unvested IGT equity awards subject to any performance-based vesting conditions, if the termination of employment occurs outside of a protected period, the performance-based vesting condition(s) will continue to apply to the award and the payout of the award (subject to the applicable performance condition(s) being satisfied) will be pro-rated based on the portion of the performance period that Ms. Hart was employed by IGT (for purposes of calculating the pro-ration, however, Ms. Hart's employment will be deemed to have ended at the end of the calendar year following the calendar year in which her employment by IGT terminates);

•
As to unvested IGT equity awards subject to any performance-based vesting conditions, if the termination of employment occurs within a protected period, the award will be paid (with no pro-ration) as though the performance conditions were satisfied at the "target" level of performance; and
•
Any stock options granted to Ms. Hart by IGT and that are outstanding and vested as of the date Ms. Hart's employment by IGT terminates will continue to be exercisable for one year (two years if the termination of employment occurs within a protected period) following such termination (subject to the maximum term of the award).

Ms. Hart's new employment agreement provides that she will remain eligible for any greater vesting of her equity-based awards that may be provided for in the circumstances pursuant to the terms of the award.

Restrictive Covenants.    Pursuant to the terms of Ms. Hart's employment agreements, she has agreed not to disclose any confidential information of IGT at any time during or after her employment with IGT. Ms. Hart has also agreed that she remains subject to the noncompetition provisions included in any equity award agreement evidencing an equity award granted by IGT to her. In addition, Ms. Hart has agreed that, for a period of 12 months following a termination of her employment with IGT (24 months if her employment is terminated within a protected period and she is entitled to the severance benefits under her new employment agreement in connection with a termination of her employment by IGT without cause or by Ms. Hart for good reason), she will not solicit any IGT employee who earns $75,000 or more annually or any person or entity who was a customer, supplier or contractor of IGT within the preceding 12-month period.

Other Named Executive Officers

Prior Executive Transition Agreements.    As noted above, we have entered into executive transition agreements with each of Messrs. Vandemore, Berg, Tom and Gracey. Under these agreements as in effect at the end of fiscal 2013, if the executive's employment was terminated either by IGT without cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive would be entitled to the following benefits: (1) a severance benefit equal to one times the executive's base salary at the highest annualized rate in effect at any time during the 24 months prior to termination, payable in a lump sum (in the case of Mr. Tom) or 12 equal monthly installments (in the case of Messrs. Vandemore, Berg and Gracey); (2) a pro-rata portion of the executive's annual target incentive bonus opportunity for the year of the termination, payable in a single lump sum

Executive Compensation

payment within 30 days following the termination (in the case of Messrs. Tom and Gracey) or 12 equal monthly installments (in the case of Messrs. Vandemore and Berg); (3) payment or reimbursement by IGT of the executive's premiums for continued health coverage under COBRA for up to one year following termination; and (4) accelerated vesting of any portion of the executive's equity-based awards, to the extent then outstanding and unvested, that was scheduled to vest during the 12-month period following the termination of the executive's employment. IGT's obligation to make these severance payments is contingent on the executive's executing a release of claims in favor of IGT at the time of his termination of employment.

New Executive Transition Agreements.    As noted above under "Executive Transition Agreements" in the Compensation Discussion and Analysis section of this proxy statement, in January 2014, we entered into new executive transition agreements with Messrs. Vandemore, Berg, Tom and Gracey, which replace each executive's prior executive transition agreement described above. Each executive's new executive transition agreement provides for certain benefits to be paid to the executive in connection with a termination of the executive's employment with IGT under certain circumstances. If the executive's employment is terminated due to the executive's death or disability (as defined in the new executive transition agreements), the executive will be entitled to the following benefits: (1) a pro-rata portion of the executive's annual incentive bonus for the year of the termination, based on the number of days the executive was employed by IGT during the fiscal year in which the termination of employment occurs; and (2) reimbursement by IGT of the executive's premiums for continued health coverage under COBRA for 12 months following the executive's termination (but only in the event the termination of the executive's employment is due to the executive's disability). If the executive's employment is terminated either by IGT without cause (as defined in the new executive transition agreement) or by the executive for good reason (as defined in the new executive transition agreement), the executive will be entitled to the following benefits: (1) a severance benefit equal to one times the sum of (a) the executive's base salary (at the highest annualized rate in effect at any time during the employment term) plus (b) the executive's target bonus amount; (2) a pro-rata portion of the executive's annual incentive bonus for the year of the termination, based on the number of days the executive was employed by IGT during the fiscal year in which the termination of employment occurs; and (3) reimbursement by IGT of the executive's premiums for continued health coverage under COBRA for 12 months following the executive's termination. The cash severance benefits described above are payable in a single lump sum in the month that includes the 60th day following the executive's termination of employment.

Pursuant to the terms of the new executive transition agreements, in the event the executive's employment is terminated due to the executive's death or disability, the executive will be entitled to certain vesting of the executive's outstanding equity-based awards as follows:

•
Accelerated vesting of any unvested awards subject to only time-based vesting conditions ("time-based awards") to the extent the time-based awards were otherwise scheduled to vest during the one-year period following the termination of the executive's employment;

•
As to unvested equity awards subject to any performance-based vesting conditions ("performance-based awards"), the performance conditions will be deemed satisfied at the "target" level of performance and the payout of the award will be pro-rated based on the portion of the performance period that the executive was employed by IGT; and

•
Any stock options granted to the executive by IGT and that are outstanding and vested as of the date the executive's employment by IGT terminates will generally continue to be exercisable for one year following such termination (subject to the maximum term of the award).

The new executive transition agreements also provide that, in the event the executive's employment is terminated either by IGT without cause or by the executive for good reason, the executive will be entitled to certain vesting of the executive's outstanding equity-based awards as follows:

•
Accelerated vesting of any time-based awards to the extent the time-based awards were otherwise scheduled to vest during the one-year period following the termination of the executive's employment, except that the awards will fully vest if the termination of employment occurs upon or within 18 months following certain changes in control of IGT (defined in the new executive transition agreements as the "protected period");

Executive Compensation

•
As to unvested performance-based awards if the termination of employment occurs outside of a protected period, the performance-based vesting condition(s) will continue to apply to the award and the payout of the award (subject to the applicable performance condition(s) being satisfied) will be pro-rated based on the portion of the performance period that the executive was employed by IGT;

•
As to unvested performance-based awards if the termination of employment occurs within a protected period, the award will be paid (with no pro-ration) as though the performance conditions were satisfied at the "target" level of performance; and

•
Any stock options granted to the executive by IGT and that are outstanding and vested as of the date the executive's employment by IGT terminates will generally continue to be exercisable for one year (two years if the termination of employment occurs within a protected period) following such termination (subject to the maximum term of the award).

Each executive's new executive transition agreement provides that the executive will remain eligible for any greater vesting of the executive's equity-based awards that may be provided for in the circumstances pursuant to the terms of the award.

IGT's obligation to make these severance payments under each executive's new executive transition agreement is contingent on the executive's executing a release of claims in favor of IGT at the time of the executive's termination and on the executive's compliance with certain restrictive covenants in favor of IGT following termination as described below.

Pursuant to the terms of the new executive transition agreements, each executive has agreed not to disclose any confidential information of IGT at any time during or after the executive's employment with IGT. Each executive has also agreed that the executive remains subject to the noncompetition provisions included in any equity award agreement evidencing an equity award granted by IGT to the executive. In addition, each executive has agreed that, for a period of 12 months following a termination of the executive's employment with IGT (24 months if the executive's employment is terminated within a protected period and the executive is entitled to the severance benefits under the executive's new employment agreement in connection with a termination of the executive's employment by IGT without cause or by the executive for good reason), the executive will not solicit any IGT employee who earns $75,000 or more annually or any person or entity who was a customer, supplier or contractor of IGT within the preceding 12-month period.

The SIP

Change in Control.    The following provisions generally apply to awards granted under the SIP in the event of a change in control of IGT:

•
As to awards granted under the SIP prior to July 1, 2013, the awards are generally subject to accelerated vesting in connection with a change in control of IGT unless, before the change in control event, the Compensation Committee determines that upon its occurrence, the awards will not be accelerated.

•
As to awards granted under the SIP on and after July 1, 2013, the awards will not automatically vest in connection with a change in control of IGT (subject to the severance protections described below or any severance protections included in an employment or transition agreement with the individual, and so long as the awards are assumed or continued after the related change in control transaction). Vesting of the awards generally would be accelerated if the awards were not assumed or continued following, and were to be terminated in connection with, the change in control transaction.

A "change in control" of IGT under our SIP includes the following: (i) the dissolution of IGT; (ii) consummation of a merger, consolidation or other reorganization, with or into, or the sale of all or substantially all of IGT's business and/or assets to, one or more entities that are not subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving entity are owned by stockholders of IGT immediately before such merger, consolidation or other reorganization; (iii) any "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of IGT representing more than 50% of the combined voting power of IGT's then outstanding securities; or (iv) during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the board of

Executive Compensation

directors cease to constitute at least a majority thereof, unless the election, or the nomination for election by IGT's stockholders, of each new board member was approved by a vote of at least a majority of the board members then still in office who were board members at the beginning of such period (including new members whose election or nomination was so approved but excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest or solicitation of proxies or consents on behalf of a person other than the board of directors).

The fiscal 2013 performance-based RSUs are not subject to the general change in control provisions of the SIP and are instead subject to adjustment in connection with a change in control of IGT as follows: If a change in control of IGT occurs during a performance period, and in connection with such change in control event IGT ceases to exist as a public company with respect to its common stock, any performance period then in effect will generally terminate on the change in control, and the number of RSUs subject to the award will be determined as though the EPS performance condition was satisfied at the target level and based on actual TSR for the shortened period. Except as described below, the RSUs subject to the award will generally remain subject to the award recipient's continued employment following the change in control through the end of the original performance period.

Stock Options.    Stock options previously granted to certain of our NEOs do not include any provisions for accelerated vesting in connection with a termination of employment and are subject to an NEO's employment or transition agreement with IGT.

Time-Based Restricted Stock Units.    The time-based RSUs awarded to our NEOs before July 2013 do not include any provisions for accelerated vesting in connection with a termination of employment. Time-based RSUs awarded on or after July 1, 2013 provide that, in the event the award holder's employment with IGT or a subsidiary is terminated upon or after a change in control of IGT and such termination of employment is by IGT or a subsidiary without cause (as defined in the applicable time-based RSU award agreement) or by the award holder for good reason (as defined in the applicable time-based RSU award agreement), the award, to the extent then outstanding and unvested, will become fully vested and payable. The awards are also subject to an NEO's employment or transition agreement with IGT.

2012 Performance-Based RSUs.    The 2012 Performance-Based RSUs (including all three tranches covered by the awards — fiscal 2012, fiscal 2013 and fiscal 2014) do not include any provisions for accelerated vesting in connection with a termination of employment and are subject to an NEO's employment or transition agreement with IGT.

Fiscal 2013 Performance-Based RSUs.    Vesting of the performance-based RSUs awarded in fiscal 2013 is generally subject to the continued employment of the executive with us during the applicable performance period, except as follows:

•
In the event the executive's employment with us is terminated during the applicable performance period due to the executive's death, total disability or retirement, the RSUs corresponding to that performance period will remain eligible to vest at the end of the performance period based on actual performance, and the number of units determined based on actual performance will be pro-rated based on the number of days the executive was employed with us during the applicable performance period. "Retirement" for purposes of these awards means that the executive ceases to be employed by IGT or a subsidiary on or after attaining age 65 with at least 10 years of employment with IGT or a subsidiary. (None of our NEOs is yet eligible for Retirement under this definition.)

•
In the event the executive's employment with us is terminated after the applicable performance period and due to the executive's death, total disability or retirement, the award will be paid (to the extent the related performance vesting conditions were satisfied) as though there had been no termination of employment.

•
In the event the executive's employment with us is terminated upon or after a change in control of IGT and during the original performance period of the award, and such termination of employment is by us without cause (as defined in the applicable performance-based RSU award agreement) or due to the executive's death, total disability, retirement or by the executive for good reason (as defined in the applicable performance-based RSU award agreement), the award will be paid (to the extent the related performance vesting conditions were satisfied, as modified in connection with the change in control as noted above) as though there had been no termination of employment and the executive's employment had continued through the end of the applicable performance period.

Estimated Severance and Change in Control Benefits

The following table presents IGT's estimates of the benefits each of our NEOs would have been entitled to receive if a termination of his or her employment under the circumstances described above and/or a change in control of IGT had occurred on the last day of fiscal 2013. (Since the presentation assumes, in accordance with applicable SEC rules, that the relevant event occurred on the last day of fiscal 2013, as to Ms. Hart the presentation is based on her March 2009 employment agreement in effect as of the last day of fiscal 2013 and not her new employment agreement, and as to Messrs. Vandemore, Berg, Tom and Gracey, the presentation is based on the executive's prior executive transition agreement in effect on the last day of fiscal 2013 and not the executive's new executive transition agreement.) As each NEO would have been entitled to the full amount of his or her annual incentive bonus otherwise payable for fiscal 2013 in the case of such a termination of employment occurring on the last day of fiscal 2013, the pro-rata bonus provisions of the agreements described above would not apply.

Name	Cash Severance ($)	Continued Health Benefits ($)	Equity Acceleration[2] ($)		Total ($)
Patti S. Hart
Termination without cause or with good reason before a change in control[1]	2,500,000	13,429	—		2,513,429
Termination without cause or with good reason upon or following a change in control[3]	2,500,000	13,429	25,345,602	[4]	27,859,031
Death or Disability before a change in control[5]	2,500,000	13,429	3,013,346	[6]	5,526,775
Death or Disability upon or following a change in control[7]	2,500,000	13,429	25,345,602	[8]	27,859,031
Change in control (no termination)[9]	—	—	20,819,486		20,819,486
John M. Vandemore
Termination without cause or with good reason before a change in control[1]	700,000	21,657	378,043		1,099,700
Termination without cause or with good reason upon or following a change in control[3]	700,000	21,657	2,504,922	[4]	3,226,579
Death or Disability before a change in control[5]	—	—	795,973	[6]	795,973
Death or Disability upon or following a change in control[7]	—	—	2,504,922	[8]	2,504,922
Change in control (no termination)[9]	—	—	1,309,351		1,309,351
Eric A. Berg
Termination without cause or with good reason before a change in control[1]	787,500	21,657	562,332		1,371,489
Termination without cause or with good reason upon or following a change in control[3]	787,500	21,657	2,667,689	[4]	3,476,846
Death or Disability before a change in control[5]	—	—	568,552	[6]	568,552
Death or Disability upon or following a change in control[7]	—	—	2,667,689	[8]	2,667,689
Change in control (no termination)[9]	—	—	1,813,710		1,813,710
Eric P. Tom
Termination without cause or with good reason before a change in control[1]	714,000	21,657	3,690,677		4,426,334
Termination without cause or with good reason upon or following a change in control[3]	714,000	21,657	5,960,555	[4]	6,696,212
Death or Disability before a change in control[5]	—	—	568,552	[6]	568,552
Death or Disability upon or following a change in control[7]	—	—	5,960,555	[8]	5,960,555
Change in control (no termination)[9]	—	—	5,106,576		5,106,576
Paul C. Gracey, Jr.
Termination without cause or with good reason before a change in control[1]	586,250	20,144	348,236		954,630
Termination without cause or with good reason upon or following a change in control[3]	586,250	20,144	1,551,138	[4]	2,157,532
Death or Disability before a change in control[5]	—	—	105,283	[6]	105,283
Death or Disability upon or following a change in control[7]	—	—	1,551,138	[8]	1,551,138
Change in control (no termination)[9]	—	—	1,393,002		1,393,002
1
As described above, these executives would be entitled to receive these benefits if the executive's employment were terminated by IGT without cause or by the executive for good reason prior to a change in control of IGT.

2
For stock options, this value is calculated by multiplying the amount (if any) by which the closing price of IGT's common stock on the last trading day of the fiscal year exceeds the per-share exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock and RSUs, this value is calculated by multiplying the closing price of IGT's common stock on the last trading day of the fiscal year by the number of shares subject to the accelerated portion of the award.

3
As described above, these executives would be entitled to receive these benefits if the executive's employment were terminated by IGT without cause or by the executive for good reason upon or following a change in control of IGT.

Executive Compensation

4
For purposes of determining the number of shares subject to the accelerated portion of the fiscal 2013 performance-based RSU awards in this illustration, we have assumed that the 2013-2014 performance period and the 2013-2015 performance period with respect to the fiscal 2013 performance-based RSU awards each ended as of the last day of fiscal 2013, that the EPS performance condition for the applicable performance period was satisfied at the target level, that Relative TSR was at the maximum level for the performance period, and that each RSU award was paid to the executive as of the last day of fiscal 2013.

5
As described above, these executives would be entitled to receive these benefits if the executive's employment were terminated due to the executive's death or disability before a change in control of IGT.

6
For purposes of determining the number of shares subject to the accelerated portion of the fiscal 2013 performance-based RSU awards in this illustration, we have assumed that the pro-rata portion of the 2013-2014 performance period RSUs is equal to one-half of the total number of such RSUs and that the pro-rata portion of the 2013-2015 performance period RSUs is equal to one-third of the total number of such RSUs, and that both the EPS performance condition and the Relative TSR performance condition for the applicable performance period were satisfied at their maximum levels.

7
As described above, these executives would be entitled to receive these benefits if the executive's employment were terminated due to the executive's death or disability upon or following a change in control of IGT.

8
For purposes of determining the number of shares subject to the accelerated portion of the fiscal 2013 performance-based RSU awards in this illustration, we have assumed that the 2013-2014 performance period and the 2013-2015 performance period with respect to the fiscal 2013 performance-based RSU awards each ended as of the last day of fiscal 2013, that the EPS performance condition for the applicable performance period was satisfied at the target level, and that Relative TSR was at the maximum level for the performance period.

9
As described above, these executives would be entitled to receive these benefits upon the occurrence of a change in control of IGT. For purposes of this illustration, we have assumed full acceleration of all outstanding and unvested equity awards held by each of our NEOs as of the last day of fiscal 2013, other than with respect to the fiscal 2013 performance-based RSU awards. The fiscal 2013 performance-based RSUs do not provide for acceleration of vesting upon a change in control transaction.

As previously noted, the SIP has been amended to provide that, as to awards granted under the SIP on and after July 1, 2013, the awards will not automatically vest in connection with a change in control of IGT (subject to the severance protections described above or any severance protections included in an employment or transition agreement with the individual, and so long as the awards are assumed or continued after the related change in control transaction). Vesting of the awards generally would be accelerated if the awards were not assumed or continued following, and were to be terminated in connection with, the change in control transaction. To the extent the awards did not accelerate upon a change in control of IGT, they would be subject to accelerated vesting in connection with certain terminations of the award recipient's employment.

Equity Compensation Plan Information

The following table sets forth, for our compensation plans under which shares of our common stock are authorized for issuance other than our tax-qualified Profit Sharing (401(k)) Plan, the number of shares of our common stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of shares remaining available for future award grants as of the end of fiscal 2013.

Plan Category	Number of shares of IGT common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights[1]	Number of shares of IGT common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	15,438,061	[2]	$18.57	25,418,903	[3]
Equity compensation plans not approved by stockholders[4]	5,860		$10.82	477,419
Total	15,443,921		$18.57	25,896,322
1
The weighted average exercise price is determined exclusive of outstanding RSUs.

2
Includes 9,088,483 shares subject to option awards and 6,349,578 shares subject to RSUs. The 6,349,578 shares subject to RSUs include 337,778 shares subject to RSUs with performance-based vesting requirements pursuant to which the payout could exceed the targeted level (with the 337,778 shares subject to these awards presented at the "target" level of performance). The number of shares subject to these performance- based RSUs at the maximum level of payment was 665,887.

3
Of these shares, 24,583,285 were available for award grant purposes under the SIP and 835,618 were available under our ESPP. Subject to certain express limits of the SIP, shares available for award purposes under the SIP generally may be used for any type of award authorized under that plan including options, stock appreciation rights, and other forms of awards granted or denominated in shares of our common stock or units of our common stock including, without limitation, stock bonuses, restricted stock, and performance shares.

4
These entries refer to shares available for purchase under the International Game Technology Savings Related Share Option Scheme ("ShareSave") established in January 1999. ShareSave is a broad-based employee stock purchase program available to certain of our employees in the UK. ShareSave was designed to satisfy certain tax requirements under applicable UK tax law. ShareSave is generally intended to replicate for our UK employees the same incentives that are made available to our US employees through the ESPP. Stockholder approval for ShareSave was not required.

Proposal 2 — Advisory Vote on Executive Compensation

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our NEOs as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the CD&A).

The Company's executive compensation program is intended to promote recruitment and retention of key employees with exceptional abilities, and motivate and reward performance that is critical to the success of the Company. We strive to align the interests of executives, employees and stockholders and to provide a strong link between pay and the Company's performance. Overall, the Compensation Committee believes that a mix of both cash and equity incentives is appropriate, as annual cash incentives reward executives for performance and near term results, while equity incentives motivate executives to increase stockholder value in the long term. As discussed in the CD&A, the majority of the RSUs we awarded to our NEOs in fiscal 2013 also include performance-based vesting requirements in order to further executives' focus on particular IGT goals and performance.

We believe our executive compensation program is aligned with best practices and enhancing stockholder value, and helps enable us to better achieve our business goals.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our board of directors will request your advisory vote to approve the following resolution at the Annual Meeting:

  RESOLVED, that the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding on the Company or our board of directors, and will not be construed as overruling a decision by the Company or our board of directors or creating or implying any additional fiduciary duty for the Company or our board of directors. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our NEOs.

Recommendation of IGT Board of Directors

The advisory vote to approve IGT's executive compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

The Company's current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2015 annual meeting of stockholders.

Our board of directors unanimously recommends a vote FOR the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules.

Proposal 3 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the fiscal year ending September 30, 2014. The board of directors recommends that the stockholders ratify the appointment of PwC by the Audit Committee to audit our financial statements for the current fiscal year ending September 30, 2014. We expect a PwC representative will attend the annual meeting, have an opportunity to make a statement if desired, and be available to respond to appropriate questions.

Although ratification by the stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined it a good corporate practice to request stockholder ratification of its selection of the independent registered public accounting firm. In the event the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment. The Audit Committee, in its discretion, may change the appointment at any time if it determines a change would be in the best interests of IGT and its stockholders.

Audit Committee Report

The Audit Committee assists the board of directors in overseeing the quality of IGT's accounting, auditing and financial reporting practices in accordance with its written charter.

The Audit Committee consists of three members, each satisfying the applicable SEC and NYSE requirements for independence, financial literacy and experience for audit committee members. Management is responsible for the financial reporting process, preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to insure compliance with accounting standards and applicable laws and regulations. IGT's independent auditors are responsible for auditing IGT's financial statements. The Audit Committee's responsibility is to monitor and review these processes and procedures.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

During fiscal 2013, the Audit Committee held 13 meetings. The Audit Committee met and held discussions with management, the internal auditors and the independent auditors, PwC. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors and the independent auditors. The Audit Committee discussed matters with PwC required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees."

The Audit Committee reviewed and discussed the audited consolidated financial statements of IGT as of and for the year ended September 30, 2013 with management and the independent auditors. The board of directors, including the Audit Committee, received an opinion of PwC as to the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met regularly with the internal and independent auditors and management to discuss examination results, evaluations of IGT's internal controls, and the overall quality of IGT's accounting principles.

In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning its independence, and has discussed with PwC its independence. In particular, the Audit Committee discussed with PwC any relationships that may have an impact on PwC's objectivity and independence and is satisfied with PwC's independence. The Audit Committee also considered whether PwC's provision of other non-audit services to IGT is compatible with maintaining independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services.

Proposal 3 — Ratification of Independent Registered Public Accounting Firm

Based on the review and discussions mentioned above, subject to the limitations on our role and responsibility described above and in the Audit Committee Charter, the Audit Committee recommended to the board of directors that IGT's audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2013 for filing with the SEC.

AUDIT COMMITTEE

Vincent L. Sadusky, Chair
Janice D. Chaffin
Eric F. Brown

Unless IGT specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

 Fees Paid to Independent Registered Public Accounting Firm

All services provided by our independent auditors, PwC, for the fiscal years 2013 and 2012 were pre-approved by our Audit Committee. The Audit Committee concluded that the non-audit services provided by PwC entities were compatible with maintaining auditor independence. Aggregate fees for which we have been or expect to be billed for services rendered for the relevant years are presented below.

Fiscal Years	2013	2012
(in millions)
Audit Fees[1]	$3.5	$2.9
Audit-related Fees[2]	0.7	0.6
Tax Fees[3]	1.5	0.7
All Other Fees	—	—
Total	$5.7	$4.2
1
Audit fees consist of services normally provided in connection with statutory and regulatory filings or engagements, including services that generally only the independent accountant can reasonably provide.

2
Audit-related fees are comprised of assurance and associated services traditionally performed by the independent accountant, specifically: attest services not required by statute or regulation; accounting consultation and audits in connection with mergers, acquisitions and divestitures; employee benefit plan audits; and consultation concerning financial accounting and reporting standards.
3
Tax fees include tax preparation and compliance services, as well as tax planning and advisory services of $0.9 million in fiscal 2013 and $0.4 million in fiscal 2012.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves certain specific services in the defined categories of audit services, audit-related services, and tax services up to specified amounts, and sets requirements for specific case by case pre-approval of discrete projects which may have a material effect on our operations or services over certain amounts. Pre-approval may be given as part of the Audit Committee's approval of the scope of the engagement of our independent auditor or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes Oxley Act or the rules of the SEC and also considers whether proposed services are compatible with the independence of the public accountants. All services included in the table of aggregate fees paid to our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with its policy.

Recommendation of IGT Board of Directors

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Our board of directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending September 30, 2014.

Proposal 4 — Stockholder Proposal

We have been notified that Mr. Steven Krol, 567 NE 199 Terrace, Miami, Florida 33179, the beneficial owner of 5,300 shares of our common stock, intends to present a proposal for consideration at the annual meeting of stockholders. The stockholder making this proposal has provided the proposal and supporting statement set forth below, and we are presenting the proposal and the supporting statement as it was submitted to us.

The board of directors opposes adoption of the proposal and asks stockholders to review the board of director's response, which follows the proposal and the stockholder's supporting statement.

Stockholder Proposal

RESOLVED:    The shareholders of International Game Technology (IGT) ("The Company") request our Board to adopt a "proxy access" bylaw with conforming amendments to related bylaws, that requires IGT to include in any proxy materials prepared for a shareholder meeting at which directors will be elected, the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group thereof (the "Nominator") that meets the criteria set forth below. The Company shall allow shareholders to vote on such nominee(s) on IGT's proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed 20% of the number of directors then serving. This bylaw should provide that a Nominator must:

1.
beneficially own 3% or more of the Company's outstanding common stock continuously for at least three years before the nomination is submitted;

2.
give the company written notice, within the time period identified in IGT's bylaws, of information required by the bylaws and any rules of the SEC about (i) the nominee, including his or her consent to being named in the proxy materials, to serving as a director if elected, and to public disclosure of data required by the bylaws; and (ii) the Nominator, including proof of ownership of the required shares (the "Disclosure") and

3.
certify that (i) it assumes liability stemming from the legal violation arising from the Nominator's communications with shareholders, including the

  Disclosure and Statement; (ii) it will comply with all applicable legal requirements in it's own soliciting material: and (iii) to the best of it's knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control of IGT.

The Nominator may submit with the Disclosure a supporting statement not exceeding the then current SEC word limit (the "Statement"). The Board shall adopt procedures for timely resolving disputes over whether the nomination, Disclosure and Statement satisfy the bylaws and any applicable regulations, and the priority given to multiple nominations exceeding the 20% limit.

Supporting Statement

The long-term owners of IGT should have a meaningful voice in electing directors. This Proposal adopts strict 3% and 3 year eligibility thresholds. The 20% limit on shareholder-nominated candidates will prevent abuse.

Greater senior management accountability at IGT is compelling. Additionally, this Proposal could limit shareholder exposure to expenditures in contested elections voluntarily paid by our Board, such as last year when the company announced, in it's July 1, 2013 press release, it agreed to reimburse The Ader Group's proxy fight expenses, up to $2.5 million. This Proposal, would now allow shareholders to see and vote for shareholder-nominated candidates on the same IGT proxy card as board-nominated candidates, which avoids confusion and potentially significant extra and unnecessary expense to it's shareholders, noted above, for which shareholders had no say in the matter.

Protect Your Investment — Please vote "FOR" Proposal #4

Board of Directors Statement in Opposition

Our board of directors unanimously recommends that you vote AGAINST the stockholder proposal.

Our board of directors believes that the need for proxy access should be evaluated in the context of our overall corporate governance practices, which provide stockholders with the opportunity to have a meaningful voice in the director nomination and

Proposal 4 — Stockholder Proposal

election process, ensure that our board of directors has the independence, expertise and commitment to effectively oversee management's performance and enhance stockholder value over the long term.

Given our corporate governance structure, our board of directors believes that adoption of a proxy access bylaw is unnecessary and disagrees with the proponent's statement that we have a need for more accountability. Stockholders already have many avenues to influence and oversee the board of directors, and proxy access would bypass our existing governance procedures and protections, which include, among other things, the following:

•
the ability to annually elect all of our directors through a majority voting standard in uncontested elections, which also requires any director failing to receive the requisite majority vote to tender his or her resignation;

•
an opportunity to recommend director candidates to our Nominating and Corporate Governance Committee, which our Nominating and Corporate Governance Committee considers on the same basis as other proposed nominees (as described further under "Proposal 1 — Election of Directors — Board of Directors and Committees of the Board");

•
bylaws allowing stockholders to directly nominate candidates for our board of directors and the opportunity for stockholders to solicit proxies for their nominees;

•
an annual "say-on-pay" vote, which provides stockholders with the opportunity to express their views on our executive compensation;

•
an opportunity to communicate directly with the members of our board of directors, including our independent Chairman (as described further under "Proposal 1 — Election of Directors — Corporate Governance — Communications with Directors");

•
the ability of stockholders to call special meetings; and

•
robust director independence standards, which has resulted in eight of the nine members of our board of directors being independent and qualified to serve on our principal board committees.

We believe that our recent track record of refreshing the members of our board of directors evidences the effective functioning of our existing governance procedures and practices. More than 50% of the members of our board of directors were appointed since 2010 and more than 75% of the members of our board were appointed since 2009.

Furthermore, if implemented, proxy access would be harmful to IGT and our stockholders for many reasons, including, but not limited to, the following:

Advancement of Special Interests.    The adoption of this proposal would inject special interest politics into the boardroom by allowing a stockholder (such as a labor union or public pension fund) with a narrowly-tailored special interest to use proxy access to promote a specific agenda rather than the interests of all of our stockholders. These special interests on our board of directors would create the risk of politicizing our election process for our board of directors at virtually no cost to the stockholder proponent. Additionally, we recently adopted a majority voting standard for the election of directors in uncontested elections. However, the nomination of a candidate through the proxy access proposal would convert each election of directors into a contested election in which the proposed director nominee need only win on a plurality basis to be elected. As a result, at little or no cost to itself, a stockholder with an agenda to promote a narrowly-tailored interest only needs to gain the support of a limited number of stockholders who sympathize with that interest (or with an issue the stockholder sets up as a surrogate for its true underlying interest) to create a potentially destabilizing situation for the governance of IGT by nominating a candidate regardless of whether the stockholder expects that candidate to win election to our board of directors.

Board Disruption and Adverse Impact on Board Process.    A proxy access bylaw, when coupled with the annual elections of directors, could turn each year's annual meeting into a free-for-all contested election and divert management's time and attention away from the operation of our business.

Proxy access also has the potential to result in high annual turnover on our board of directors. A director elected by one stockholder group in one year may face successful opposition from a director nominated by another stockholder group in a subsequent year, creating ongoing instability on our board of directors. This high turnover could also lead to an inexperienced board of directors that lacks sufficient knowledge and understanding of our current and past business to provide meaningful and effective oversight of our operations. Additionally, abrupt changes in the composition of our board of directors could prevent the board of directors from promoting the long term interests of stockholders, thereby putting stockholder value at risk.

Proxy access bypasses the rigorous screening of director candidates undertaken by our Nominating and Corporate Governance Committee, and allows a stockholder to place directly into nomination candidates who may fail to meet the independence or other qualifications established by our board of directors or who may fail to contribute to the mix of experiences, skills and perspectives needed for an effective board of directors.

Additional Costs and Expense.    By facilitating proxy contests, proxy access sets up a procedure that could cause us to incur substantial additional costs with each annual election of directors. These proxy contests create an uneven playing field in which we bear substantial expense while the stockholder nominee need expend little resources to promote its candidacy. These expenses include preparing the required disclosures, printing and mailing, communication efforts and the hiring of outside advisors. We already bear the expense of filing and distributing proxy materials which could contain the stockholder nominee, and our board of directors is likely to feel compelled to undertake an additional and expensive campaign to inform stockholders of the reasons the stockholder nominee should not be elected. Moreover, the United States Court of Appeals for the District of Columbia overturned the SEC's proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.

Under current federal proxy rules, the playing field is leveled, as stockholder nominees similarly need to undertake the expense of soliciting proxies on the nominee's behalf. This stockholder proposal cites to this expense as a reason for proxy access, but we believe there is no reason why stockholders holding 3% of our outstanding shares (which would constitute over $125 million worth of shares based on our closing share price on January 13, 2014) should not, if they have a legitimate interest in sitting on our board of directors, bear the expense of soliciting proxies.

Our board of directors believes its corporate governance approach provides effective board accountability and that proxy access would be harmful to IGT and its stockholders.

Accordingly, our board of directors unanimously recommends that you vote AGAINST the stockholder proposal.

Recommendation of IGT Board of Directors

The stockholder proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Our board of directors unanimously recommends a vote AGAINST the stockholder proposal.

General Information

 Stockholder Proposals for the 2015 Annual Meeting

Proposals for Inclusion in Proxy Statement.    Proposals of stockholders intended to be presented at our next annual meeting must be received by us by September 26, 2014 to be considered for inclusion in our proxy statement relating to that meeting. If we change the date of our next annual meeting by more than 30 days from the date of this year's annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for that next annual meeting, provided that you also meet the additional deadline for stockholder proposals required by our Bylaws and summarized below. You should also be aware that your proposal must comply with SEC regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals to be Addressed at Meeting.    Stockholders desiring to present a proposal at the next annual meeting but who do not desire to have the proposal included in the proxy materials distributed by us must deliver written notice of such proposal to us no earlier than 90 and no later than 60 days prior to the one year anniversary of this year's annual meeting. However, in the event that the date of our next annual meeting is more than 30 days before or more than 60 days after the date of this year's annual meeting, then the deadline is no later than 90 days before our next annual meeting or, if later, the 10th day following the day on which we mail a notice of or publicly announce the date of our next annual meeting. Stockholder proposals that do not meet the notice requirements set forth above and further described in Section 3.2 of our Bylaws will not be acted upon at the 2015 annual meeting.

Annual Report

Our 2013 Annual Report, containing audited financial statements, accompanies this proxy statement. Stockholders may also obtain a copy of the Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:

International Game Technology
Attn: Investor Relations
6355 South Buffalo Drive
Las Vegas, Nevada 89113

Delivery of Documents to Stockholders Sharing an Address

In accordance with the rules of the SEC, for stockholders who have requested a printed copy of our proxy materials, we are delivering only one proxy statement and 2013 Annual Report to multiple stockholders that share the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of this proxy statement or 2013 Annual Report to a stockholder at a shared address to which a single copy of these documents was delivered. If you are a stockholder at a shared address to which we delivered a single copy of this proxy statement or 2013 Annual Report and you desire to receive a separate copy of any of these documents, or if you desire to notify us that you wish to receive a separate proxy statement or annual report in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of each of these documents and you desire to receive one copy in the future, you may call Broadridge Financial Solutions at (800) 542-1061, or submit your request by mail to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Other Matters

As of the date of this proxy statement, our board of directors knows of no business which will be presented for consideration at the meeting other than the matters stated in the accompanying Notice of Annual Meeting of Stockholders and described in this proxy statement. If, however, any matter incident to the conduct of the meeting or other business properly comes before the meeting, the persons acting under the proxies intend to vote with respect to those matters or other business in accordance with their best judgment, and the proxy includes discretionary authority to do so.

BY ORDER OF THE BOARD OF DIRECTORS

Paul C. Gracey, Jr.
Secretary

Las Vegas, Nevada
January 24, 2014

Appendix A

 Reconciliation of Non-GAAP Financial Measures

This proxy statement includes adjusted earnings per share ("EPS") from continuing operations, which is presented on a diluted basis and is not a financial measure defined by generally accepted accounting principles ("GAAP"). The following reconciles our GAAP to non-GAAP adjusted diluted EPS from continuing operations for each of the past five fiscal years:

Years Ended September 30,	2013	2012	2011	2010	2009
GAAP Diluted EPS from Continuing Operations	$1.03	$0.86	$0.97	$0.73	$0.50
Acquisition-related charges[a]	0.24	0.20	—	—	—
Impairment and restructuring	0.01	(0.04)	0.03	0.15	0.24
Proxy fees	0.02	—	—	—	—
Legal settlement	0.01	—	—	—	—
IP royalty settlements	(0.02)	—	0.01	—	—
Severance	—	0.01	—	—	—
Distributor settlement	—	0.01	—	—	—
Investment (gain) loss	—	—	(0.01)	0.07	0.05
Debt refinancing charges	—	—	—	0.01	0.01
Certain discrete tax benefits	(0.02)	—	(0.07)	(0.12)	(0.06)
Total non-GAAP adjustments[b]	0.24	0.18	(0.04)	0.11	0.24
Adjusted Diluted EPS from Continuing Operations	$1.27	$1.04	$0.93	$0.84	$0.74
[a] Primarily related to DoubleDown
[b] Tax rate effect, except as noted below	35%	37%	36%	38%	38%
2010 investment loss at zero tax benefit
2012 impairment included $44.7 million in tax benefit related to Entraction closures.

Adjusted diluted EPS from continuing operations is a non-GAAP financial measure. We believe that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating our operating performance. We use adjusted diluted EPS from continuing operations to evaluate business performance and management's effectiveness. This measure should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP measures may not be calculated in the same manner by all companies and therefore may not be comparable to similarly titled measures reported by other companies.

    A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000190904_1 R1.0.0.51160 INTERNATIONAL GAME TECHNOLOGY C/O SHAREOWNER SERVICES P.O.BOX 64945 ST. PAUL, MN 55164-0945 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting (or by 11:59 P.M. Eastern Time on March 5, 2014 for the 401(k) participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain you records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting (or by 11:59 P.M. Eastern Time on March 5, 2014 for 401(k) participants). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following nominees: For Against Abstain 1. Election of Directors 1a. Paget L. Alves 1b. Eric F. Brown 1c. Janice D. Chaffin 1d. Greg Creed 1e. Patti S. Hart 1f. Robert J. Miller 1g. Vincent L. Sadusky 1h. Philip G. Satre 1i. Tracey D. Weber The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. An advisory vote to approve International Game Technology's executive compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as International Game Technology's independent registered public accounting firm for the fiscal year ending September 30, 2014. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 4. Stockholder proposal regarding proxy access. NOTE: WHETHER OR NOT ANY SPECIFICATION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENT THEREOF. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000190904_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . INTERNATIONAL GAME TECHNOLOGY Annual Meeting of Stockholders March 10, 2014 7:30 A.M. PDT This proxy is solicited by the Board of Directors The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated January 24, 2014, and accompanying Proxy Statement, and hereby appoints Patti S. Hart and Paul C. Gracey Jr., and each of them, the proxies and attorneys-in-fact of the undersigned, with full power of substitution in each, for and in the name of the undersigned to attend the Annual Meeting of Stockholders of International Game Technology to be held on Monday, March 10, 2014 at 7:30 A.M., PDT, at The Modernist Room at The St. Regis San Francisco, 125 3rd Street, San Francisco, California, and any and all adjournments or postponements thereof, and to vote the number of shares of Common Stock which the undersigned would be entitled to vote if then personally present as specified on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE IT WILL BE VOTED "FOR" ALL OF THE SPECIFIED DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND "AGAINST" PROPOSAL 4. If the undersigned is a participant in the International Game Technology 401(K) Plan, you have the right to direct Fidelity Management Trust Company (the "Trustee") regarding how to vote the shares of International Game Technology attributable to this account. These voting directions will be tabulated confidentially. Only the Trustee and its affiliates or agents will have access to the individual voting directions. UNLESS OTHERWISE REQUIRED BY LAW, THE SHARES ATTRIBUTABLE TO THIS ACCOUNT WILL BE VOTED AS DIRECTED; IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BEFORE MARCH 5, 2014, THE SHARES ATTRIBUTABLE TO THIS ACCOUNT WILL NOT BE VOTED. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side